Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

FB BANCORP

AND

FIRST BUSINESS BANK, NATIONAL ASSOCIATION

AND

1ST PACIFIC BANCORP

AND

1ST PACIFIC BANK OF CALIFORNIA

i

	4.21	Registration Obligations	34
	4.22	Risk Management Instruments	34
	4.23	Fairness Opinion	35
	4.24	Intellectual Property	35
	4.25	Labor Matters	35
	4.26	1st Pacific Bancorp Information Supplied	35
	4.27	Regulatory Orders	36
	4.28	Disclaimer of Other Representations and Warranties	36

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF FB BANCORP AND FIRST BUSINESS BANK		36
	5.1	Standard	36
	5.2	Organization	37
	5.3	Capitalization	37
	5.4	Authority; No Violation	38
	5.5	Consents	38
	5.6	Financing Commitments	39
	5.7	Licenses and Permits	39
	5.8	Intentionally Omitted	39
	5.9	Stock Purchase	39
	5.10	FB Bancorp and First Business Bank Information Supplied	40
	5.11	Intentionally Omitted	40
	5.12	Funds for Stock Purchase on Deposit with First Business Bank	40
	5.13	Antitakeover Provisions Inapplicable; Required Vote	40
	5.14	Legal Proceedings	40
	5.15	Disclaimer of Other Representations and Warranties	40

ARTICLE VI	COVENANTS OF 1ST PACIFIC BANCORP		41
	6.1	Conduct of Business	41
	6.2	Current Information	45
	6.3	Access to Properties and Records	46
	6.4	Financial and Other Statements	47
	6.5	Maintenance of Insurance	47
	6.6	Disclosure Supplements	48
	6.7	Consents and Approvals of Third Parties	48
	6.8	All Commercially Reasonable Efforts	48
	6.9	Failure to Fulfill Conditions	48
	6.10	No Solicitation	49
	6.11	Reserves and Merger-Related Costs	52
	6.12	Board of Directors and Committee Meetings	53
	6.13	Cooperation with Bank Holding Company Merger and Bank Merger	53

ARTICLE VII	COVENANTS OF FB BANCORP AND FIRST BUSINESS BANK		53
	7.1	Conduct of Business	53
	7.2	Disclosure Supplements	53
	7.3	Consents and Approvals of Third Parties	54

	7.4	All Reasonable Efforts	54
	7.5	Failure to Fulfill Conditions	54
	7.6	Directors and Officers Indemnification and Insurance	54
	7.7	Change of Control Benefits Approval	55
	7.8	Reasonable Regulatory Restrictions	55
	7.9	Restrictions on Transfer	55

ARTICLE VIII	REGULATORY AND OTHER MATTERS		56
	8.1	Proxy Statement-Prospectus	56
	8.2	Shareholders Meeting	57
	8.3	Regulatory Approvals	57

ARTICLE IX	CLOSING CONDITIONS		58
	9.1	Conditions to Each Party’s Obligations under this Agreement	58
	9.2	Conditions to the Obligations of FB Bancorp and First Business Bank under this Agreement	59
	9.3	Conditions to the Obligations of 1st Pacific Bancorp and 1st Pacific Bank under this Agreement	60

ARTICLE X	THE CLOSING		61
	10.1	Time and Place	61
	10.2	Deliveries at the Closing	61

ARTICLE XI	TERMINATION, AMENDMENT AND WAIVER		62
	11.1	Termination	62
	11.2	Effect of Termination	63
	11.3	Amendment, Extension and Waiver	64

ARTICLE XII	EMPLOYEE BENEFITS		65
	12.1	Employee Benefits	65

ARTICLE XIII	MISCELLANEOUS		66
	13.1	Confidentiality	66
	13.2	Expenses	66
	13.3	Public Announcements	66
	13.4	Survival	66
	13.5	Notices	67
	13.6	Parties in Interest	67
	13.7	Complete Agreement	68
	13.8	Counterparts	68
	13.9	Severability	68
	13.10	Governing Law; Venue	68
	13.11	Intentionally omitted	68
	13.12	Interpretation	68
	13.13	Specific Performance	69

EXHIBITS

Exhibit A:	Agreement and Plan of Merger

Exhibit B:	Agreement to Merge and Plan of Bank Holding Company Formation

Exhibit C:	Agreement and Plan of Bank Holding Company Merger

Exhibit D:	Agreement and Plan of Bank Merger

Exhibit E:	Voting Agreement

Exhibit F:	Earn Out Loans

Exhibit G:	Form of Termination of Employment Agreement

Exhibit H:	Shareholder Agreement

Exhibit I:	Directors Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 16, 2009, by and among, FB Bancorp, a California corporation (“FB Bancorp”), First Business Bank, National Association, a national banking association (“First Business Bank”), 1st Pacific Bancorp, a California corporation (“1st Pacific Bancorp”), and 1st Pacific Bank of California, a California state-chartered bank and the wholly-owned subsidiary of 1st Pacific Bancorp (“1st Pacific Bank”), is made with reference to the following:

RECITALS

WHEREAS, the Boards of Directors of each of FB Bancorp, First Business Bank, 1st Pacific Bancorp and 1st Pacific Bank: (i) have determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and shareholders, (ii) have determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) have adopted resolutions approving this Agreement and declaring its advisability;

WHEREAS, subject to the terms and conditions of this Agreement and an Agreement and Plan of Merger, the form of which is attached as Exhibit “A” hereto (the “Merger Agreement”), FB Bancorp desires to acquire all of the issued and outstanding shares of 1st Pacific Bancorp common stock, no par value (the “1st Pacific Bancorp Common Stock”), in exchange for cash through the merger of a wholly-owned subsidiary of FB Bancorp (“FB Merger Sub”) with and into 1st Pacific Bancorp (the “Merger”), with 1st Pacific Bancorp surviving the Merger (the “Surviving Corporation”);

WHEREAS, subject to the terms and conditions of this Agreement and an Agreement to Merge and Plan of Bank Holding Company Formation, the form of which is attached as Exhibit “B” hereto (the “Bank Holding Company Formation Agreement”), immediately prior to the Merger, FB Bancorp and First Business Bank will reorganize pursuant to which FB Bancorp will become the bank holding company for First Business Bank (the “Bank Holding Company Formation”);

WHEREAS, immediately after the consummation of the Bank Holding Company Formation and the Merger and subject to the terms and conditions of this Agreement and an Agreement and Plan of Bank Holding Company Merger, the form of which is attached as Exhibit “C” hereto (the “Bank Holding Company Merger Agreement”), the Surviving Corporation will merge with and into FB Bancorp (the “Bank Holding Company Merger”) with the Surviving Corporation surviving the Bank Holding Company Merger (the “Surviving Bank Holding Company”);

WHEREAS, immediately after the consummation of the Bank Holding Company Formation, the Merger and the Bank Holding Company Merger and subject to the terms and conditions of this Agreement and an Agreement and Plan of Bank Merger, the form of which is attached as Exhibit “D” hereto (the “Bank Merger Agreement”), First Business Bank will be merged with and into 1st Pacific Bank (the “Bank Merger”) with 1st Pacific Bank surviving the Bank Merger and continuing operations under its California banking charter and as the wholly-owned bank subsidiary of the Surviving Bank Holding Company (the “Surviving Bank”);

WHEREAS, as a condition to the willingness of FB Bancorp and First Business Bank to enter into this Agreement, each of the directors of 1st Pacific Bancorp has entered into a Voting Agreement, substantially in the form of Exhibit “E” hereto, dated as of the date hereof, with First Business Bank (the “Voting Agreement”), pursuant to which each such director has agreed, among other things, to vote all shares of 1st Pacific Bancorp Common Stock owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreements;

WHEREAS, as a condition to the willingness of 1st Pacific Bancorp and 1st Pacific Bank to enter into this Agreement, Ernest Auerbach, an adult individual and the principal shareholder of First Business Bank and FB Bancorp (“Auerbach”)  has entered into a Shareholder Agreement, substantially in the form of Exhibit “H” hereto, dated as of the date hereof, with 1st Pacific Bancorp and 1st Pacific Bank (the “Shareholder Agreement”), pursuant to which Auerbach has agreed, among other things, to vote all shares of First Business Bank Common Stock and FB Bancorp Common Stock currently or hereafter  beneficially owned by him in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Shareholder Agreement;

WHEREAS, as a condition to the willingness of 1st Pacific Bancorp and 1st Pacific Bank to enter into this Agreement, each of the directors of First Business Bank has entered into a Directors Agreement, substantially in the form of Exhibit “I” hereto, dated as of the date hereof, with 1st Pacific Bancorp and 1st Pacific Bank (the “Directors Agreement”), pursuant to which each such director has agreed, among other things, to vote all shares of First Business Bank Common Stock and FB Bancorp Common Stock currently or hereafter owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Director Agreements;

WHEREAS, as a condition to the willingness of FB Bancorp and First Business Bank to enter into this Agreement, Richard H. Revier and James H. Burgess have executed and delivered to FB Bancorp and First Business Bank a termination of employment agreement in the form attached hereto as Exhibit “G,” terminating the 1st Pacific Bancorp Employment Agreements (as defined below) without liability to 1st Pacific Bancorp, 1st Pacific Bank or Surviving Corporation, except for such liabilities and obligations provided therein; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1          Certain Definitions

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

“1st Pacific Bancorp Common Stock” shall have the meaning set forth in the Recitals to this Agreement.

“1st Pacific Bancorp Compensation and Benefit Plans” shall have the meaning set forth in Section 4.13.1.

“1st Pacific Bancorp Disclosure Schedule” shall mean a written disclosure schedule delivered by 1st Pacific Bancorp to First Business Bank and subject to the introduction of Article IV, referencing the appropriate section of this Agreement.

“1st Pacific Bancorp Employment Agreements” shall mean those agreements of employment in effect as of June 1, 2009 by and between 1st Pacific Bancorp or 1st Pacific Bank and Richard H. Revier and James H. Burgess.

“1st Pacific Bancorp Equity Plans” shall mean the Second Amended and Restated 2000 Stock Option Plan and the 2007 Omnibus Stock Incentive Plan of 1st Pacific Bancorp and any amendments thereto.

“1st Pacific Bancorp Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of 1st Pacific Bancorp and subsidiaries as of December 31, 2008, 2007 and 2006 and the consolidated statements of operations, stockholders’ equity and cash flows (including related notes and schedules, if any) of 1st Pacific Bancorp and subsidiaries for each of the three years ended December 31, 2008, 2007 and 2006, and (ii) the unaudited interim consolidated financial statements of 1st Pacific Bancorp and subsidiaries as of the end of each calendar quarter following December 31, 2008 and for the periods then ended.

“1st Pacific Bancorp Option” shall mean an option to purchase shares of 1st Pacific Bancorp Common Stock granted pursuant to the 1st Pacific Bancorp Equity Plans and as set forth in the 1st Pacific Bancorp Disclosure Schedule 4.3.1.

“1st Pacific Bancorp Recommendation” shall have the meaning set forth in Section 8.2.1.

“1st Pacific Bancorp Regulatory Agreement” shall have the meaning set forth in Section 4.12.3.

“1st Pacific Bancorp Regulatory Reports” means the Reports of Condition and Income of 1st Pacific Bank and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended March 31, 2007, through the Closing Date, and all Reports from March 31, 2007 through the Closing Date.

“1st Pacific Bancorp Shareholders Meeting” shall have the meaning set forth in Section 8.2.1.

“1st Pacific Bancorp Subsequent Determination” shall have the meaning set forth in Section 6.10.

“1st Pacific Bancorp Transaction Expenses” shall have the meaning set forth in Section 6.11.3.

“1st Pacific Bancorp Trust Preferred Securities” means the floating rate preferred securities issued by the FPBN Trust I, a Delaware trust affiliate, which trust securities mature on September 1, 2037.

“1st Pacific Bancorp” shall mean 1st Pacific Bancorp, a California corporation, with its principal office located at 9333 Genesee Avenue #300, San Diego, California, 92121.

“1st Pacific Bank” shall mean 1st Pacific Bank of California, a California-chartered commercial bank, with its principal office located at 9333 Genesee Avenue #300, San Diego, California, 92121, which is a wholly-owned subsidiary of 1st Pacific Bancorp.

“1st Pacific Bank Common Stock” shall mean the common stock of 1st Pacific Bank, no par value.

“1st Pacific Bank’s Core Deposits” shall mean total deposits (regardless of amount) less brokered deposits (as brokered deposits are defined in the Glossary for the Reports of Condition and Income Instructions for the then current version of the report forms FFIEC 031 and 041).

“1st Pacific Bank Tier 1 Capital” shall mean Tier 1 capital as determined in accordance with the Reports of Condition and Income Instructions for the then current version of the report forms FFIEC 031 and 041, but shall not be deemed to include the impact of any reassessment of the amount of 1st Pacific Bank’s deferred tax asset as a result of this Agreement, it being understood and acknowledged that the execution and delivery of this Agreement will cause 1st Pacific Bank to reassess the amount of its deferred tax asset, which is disallowed for Tier 1 capital purposes, in accordance with the Report of Condition and Income instructions and that any adverse changes in its Tier 1 Capital that result from changes in the disallowed deferred tax asset will be considered a result of this Agreement.

“Acquisition Proposal” shall have the meaning set forth in Section 6.10.

“Acquisition Transaction” shall have the meaning set forth in Section 6.10.

“Affiliate” means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this agreement and any amendment hereto.

“Applications” means the applications for regulatory approval that are required by the transactions contemplated hereby.

“Auerbach” shall have the meaning set forth in the Recitals to this Agreement.

“Bank Holding Company Formation” shall have the meaning set forth in the Recitals to this Agreement.

“Bank Holding Company Formation Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Bank Holding Company Merger Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Bank Holding Company Merger” shall have the meaning set forth in the Recitals to this Agreement.

“Bank Merger Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Bank Merger” shall have the meaning set forth in the Recitals to this Agreement.

“Bank Regulator” shall mean any Federal or state banking regulator including, but not limited to, the OCC, the FDIC, the FRB and the Department, which regulates 1st Pacific Bank or First Business Bank, or any of their respective holding companies or subsidiaries, as the case may be.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“Certificate” or “Certificates” shall have the meaning set forth in Section 3.1.5.

“CGCL” shall mean the California General Corporation Law.

“Claim” shall have the meaning set forth in Section 7.6.1.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Closing” shall have the meaning set forth in Section 2.2.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the confidentiality agreement referred to in Section 13.1 of this Agreement.

“CRA” shall mean the Community Reinvestment Act of 1977, as amended

“Department” shall mean the California Department of Financial Institutions.

“Director Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Dissenting Shares” shall have the meaning set forth in Section 3.2.1.

“Earn Out Amount” shall have the meaning set forth in Section 3.3.4.

“Earn Out Lawsuit” shall have the meaning set forth in Section 3.3.4.

“Earn Out Loans” shall have the meaning set forth in Section 3.3.4.

“Earn Out Period” shall have the meaning set forth in Section 3.3.4.

“Earn Out Report” shall have the meaning set forth in Section 3.3.4.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

“Environmental Laws” means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 3.3.1.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“Federal Reserve Bank” shall mean the Federal Reserve Bank of San Francisco.

“FB Bancorp” means FB Bancorp, a California corporation with its principal office located at 12265 El Camino Real, Suite #100, San Diego, California 92130.

“FB Merger Sub” shall have the meaning set forth in the Recitals to this Agreement.

“First Business Bank Common Stock” shall have the meaning set forth in Section 2.1.1.

“First Business Bank Preferred Stock” shall mean the Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, liquidation preference $1,000 per share, and the Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B, liquidation preference $1,000 per share.

“First Business Bank Fee” shall have the meaning set forth in Section 11.2.2(C).

“First Business Bank Shareholders Meeting” shall have the meaning set forth in Section 8.2.2.

“First Business Bank Stock Benefit Plan” means the Ramona National Bank 2001 Stock Option Plan.

“First Business Bank” shall mean First Business Bank, National Association, a national banking association, with its principal office located at 12265 El Camino Real, Suite #100 San Diego, California 92130.

“FRB” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied with prior practice.

“Governmental Entity” shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act.

“HOLA” shall mean the Home Owners’ Loan Act, as amended.

“Indemnified Liabilities” shall have the meaning set forth in Section 7.6.1.

“Indemnified Parties” shall have the meaning set forth in Section 7.6.1.

“IRS” shall mean the United States Internal Revenue Service.

“Junior Subordinated Debt Securities” means 1st Pacific Bancorp’s unsecured floating rate junior subordinated debt securities due September 1, 2037.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known after reasonable investigation by the executive officers and directors of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator.  For purposes of this definition, a “reasonable investigation” shall mean a review of written records in such Person’s possession and interview of the executive officers and directors of such Person.

“Loan Property” shall have the meaning set forth in Section 4.15.2.

“Material Adverse Effect” shall mean, with respect to FB Bancorp or First Business Bank, any effect that (i) is material and adverse to the financial condition, results of operations or business of such party taken as a whole, or (ii) does or would materially impair the ability of FB Bancorp or First Business Bank to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement.  With respect to 1st Pacific Bancorp or 1st Pacific Bank, “Material Adverse Effect” shall mean any effect that (i) is material and adverse to the financial condition, results of operations or business of such party taken as a whole, or (ii) does or would materially impair the ability of 1st Pacific Bancorp or 1st Pacific Bank to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement.  The failure to satisfy any of the closing conditions set forth in Section 9.2.7 shall not be deemed a Material Adverse Effect unless otherwise meeting the definition set forth above.  For purposes of this Agreement, the term “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) the impact of compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement, (d) any charge or reserve taken by 1st Pacific Bancorp at the request of FB Bancorp pursuant to Section 6.11 of this Agreement, (e) actions and omissions of a party hereto taken with the prior written consent of another non-affiliated party or pursuant to the terms of this Agreement, (f) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects any of the parties or any of their subsidiaries, and/or (g) any change in the value of the securities or loan portfolio, or any change in the value of the deposits or borrowings, of FB Bancorp or 1st Pacific Bancorp, or any of their Subsidiaries, respectively, resulting from a change in interest rates generally.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“Maximum Amount” shall have the meaning set forth in Section 7.6.3.

“Merger Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 3.1.4.

“Merger Registration Statement” shall mean the registration statement on Form S-4, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of FB Bancorp Common Stock to be offered to holders of First Business Bank Common Stock in connection with the Bank Holding Company Merger.  The Proxy Statement-Prospectus contained in the Merger Registration Statement will be utilized to solicit Shareholder Approvals.

“Merger” shall mean the merger of 1st Pacific Bancorp with and into FB Merger Sub pursuant to the terms hereof.

“Nasdaq” shall mean the Nasdaq Global Select Market.

“Net Lawsuit Collections” shall have the meaning set forth in Section 3.3.4.

“Net Loan Collections” shall have the meaning set forth in Section 3.3.4.

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.10.

“Observer” shall have the meaning set forth in Section 6.12.

“OCC” shall mean the Office of the Comptroller of the Currency or any successor thereto.

“Participation Facility” shall have the meaning set forth in Section 4.15.2.

“Pension Plan” shall have the meaning set forth in Section 4.13.2.

“Per Share Consideration” shall have the meaning set forth in Section 3.1.4.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Pre-Closing Earn Out Amount” shall have the meaning set forth in Section 3.3.4.

“Pre-Closing Earn Out Period” shall have the meaning set forth in Section 3.3.4.

“Pre-Closing Earn Out Report” shall have the meaning set forth in Section 3.3.4.

“Pre-Closing Net Lawsuit Collections” shall have the meaning set forth in Section 3.3.4.

“Pre-Closing Net Loan Collections” shall have the meaning set forth in Section 3.3.4.

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.1.1.

“Regulatory Approvals” means the approval of any Bank Regulator that is necessary in connection with the consummation of the Bank Holding Company Formation, the Merger, the Bank Holding Company Merger, the Bank Merger and the related transactions contemplated by this Agreement.

“Reports” means all forms, statements, certifications, reports and documents required to be filed or furnished by 1st Pacific Bancorp with the FRB or 1st Pacific Bank with the FDIC or the Department.

“Representatives” shall have the meaning set forth in Section 6.10.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the SEC promulgated thereunder.

“Shareholder” or “Shareholders” shall have the meaning set forth in Section 3.1.5.

“Shareholder Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Shareholder Approvals” shall mean the approval of the shareholders of First Business Bank at the First Business Bank Shareholders Meeting, the approval of the Shareholders of 1st Pacific Bancorp at the 1st Pacific Bancorp Shareholders Meeting, the written consent of 1st Pacific Bancorp, as the sole shareholder of 1st Pacific Bank, and any other approval by the holders of any voting capital stock of FB Bancorp, FB Merger Sub, First Business Bank, 1st Pacific Bancorp and 1st Pacific Bank as required to approve the transactions contemplated herein, including the Bank Holding Company Formation, the Merger, the Bank Holding Company Merger, and the Bank Merger.

“Stock Purchase” shall mean the purchase by Auerbach of shares of the no par value common stock of FB Bancorp having an aggregate purchase price of approximately fifteen million dollars ($15,000,000).

“Subsidiaries” shall have the meaning set forth in Section 4.3.2.

“Superior Proposal” shall have the meaning set forth in Section 6.10.

“Surviving Bank” shall have the meaning set forth in Recitals to this Agreement.

“Surviving Bank Holding Company” shall have the meaning set forth in Recitals to this Agreement.

“Surviving Corporation” shall have the meaning set forth in Recitals to this Agreement.

“Takeover Laws” means any “moratorium,” “business combination,” “control share,” “fair price” or other takeover defense laws and regulations.

“Tail Coverage” shall have the meaning set forth in Section 7.6.

“Tail Policy” shall have the meaning set forth in Section 7.6.

“Terminated Employees” shall have the meaning set forth in Section 12.1.2.

“Termination Date” shall mean December 31, 2009.

“Trust” means FPBN Trust I, a Delaware statutory business trust, the common securities of which are held by 1st Pacific Bancorp.

“Voting Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Warrants” shall mean any warrant to purchase shares of 1st Pacific Bancorp Common Stock as set forth in the 1st Pacific Bancorp Disclosure Schedule 4.3.1.

Other terms used herein are defined in the Preamble and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1           Merger

2.1.1       Bank Holding Company Formation.  Immediately prior to the Closing and subject to the terms and conditions of this Agreement and the Bank Holding Company Formation Agreement in the form attached hereto as Exhibit “B,” the receipt of all necessary Regulatory Approvals and Shareholder Approvals, FB Bancorp will acquire all of the outstanding voting common stock, $5.00 par value, of First Business Bank (the “First Business Bank Common Stock”) and thereby become a bank  holding company for First Business Bank.

2.1.2       The Merger.  Subject to the terms and conditions of this Agreement and the Merger Agreement in the form attached hereto as Exhibit “A,” the receipt of all necessary Regulatory Approvals and Shareholder Approvals, at the Effective Time: (a) FB Bancorp will cause FB Merger Sub to merge with and into 1st Pacific Bancorp, with 1st Pacific Bancorp as the Surviving Corporation; and (b) the separate existence of FB Merger Sub shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of FB Merger Sub shall be vested in and assumed by the Surviving Corporation.  As part of the Merger, each share of 1st Pacific Bancorp Common Stock will be converted into the right to receive the Per Share Consideration pursuant to the terms of Article III hereof.

2.1.3       Bank Holding Company Merger.  Immediately following the Closing for the Merger, and subject to the terms and conditions of this Agreement and the Bank Holding Company Merger Agreement to be entered into by and between FB Bancorp  and the Surviving Corporation, the form of which is attached as Exhibit “C” hereto, the receipt of all necessary Regulatory Approvals and Shareholder Approvals: (a) FB Bancorp will merge with the Surviving Corporation with the Surviving Corporation as the Surviving Bank Holding Company; and (b) the separate existence of FB Bancorp shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of FB Bancorp shall be vested in and assumed by the Surviving Bank Holding Company.

2.1.4       Bank Merger.  Immediately following the Bank Holding Company Merger and subject to the terms and conditions of this Agreement the Bank Merger Agreement, the form of which is attached as Exhibit “D” hereto, the Surviving Bank Holding Company shall cause the Bank Merger of First Business Bank with and into 1st Pacific Bank, with 1st Pacific Bank as the Surviving Bank and continuing banking operations as a California state-chartered bank and as the wholly-owned subsidiary bank of the Surviving Bank Holding Company.

2.2           Effective Time

The Closing for the Merger shall occur no later than the close of business on the tenth (10th) business day following the latest to occur of (i) all Regulatory Approvals of the Bank Holding Company Formation, the Merger, the Bank Holding Company Merger and the Bank Merger, (ii) all Shareholder Approvals, (iii) all closing conditions having been met or waived, or (iv) the passing of any applicable waiting periods; or at such other date or time upon which the parties hereto shall mutually agree (the “Closing”). The Merger shall be effected by the filing of the Merger Agreement with the California Secretary of State on the day of the Closing (the “Closing Date”), in accordance with the CGCL. The “Effective Time” means the date and time upon which the Merger Agreement is filed with the California Secretary of State, or as otherwise stated in the Merger Agreement, in accordance with the CGCL.

2.3           Articles of Incorporation and Bylaws

The Articles of Incorporation and bylaws of 1st Pacific Bancorp as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.

2.4           Directors and Officers of Surviving Corporation

The directors and executive officers of FB Merger Sub immediately prior to the Effective Time will become the directors and executive officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.  In addition, at the Effective Time, two board members of 1st Pacific Bancorp immediately prior to the Effective Time will be invited by the board of directors of FB Merger Sub to join the board of directors of the Surviving Corporation, which shall become the board of directors of the Surviving Bank Holding Company until their respective successors are duly elected or appointed and qualified.

2.5           Effects of the Merger

At and after the Effective Time, the Merger shall have the effects as set forth in the CGCL.

2.6           Intentionally omitted.

2.7           Possible Alternative Structures

Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, FB Bancorp shall be entitled, upon the consent of 1st Pacific Bancorp, which shall not be unreasonably withheld, to revise the structure of the transactions contemplated herein,  provided that (i) there are no adverse Federal or state income tax consequences to 1st Pacific Bancorp shareholders as a result of the modification; (ii) the consideration to be paid to the holders of 1st Pacific Bancorp Common Stock under this Agreement is not thereby changed in kind, value or reduced in amount; and (iii) such modification will not delay materially or jeopardize the receipt of Regulatory Approvals or other consents and approvals relating to the consummation of the transactions contemplated herein or otherwise cause any condition to Closing set forth in Article IX not to be capable of being fulfilled. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.8           Bank Holding Company Merger and Bank Merger

FB Bancorp and First Business Bank shall use their reasonable best efforts to cause the Bank Holding Company Formation to occur as soon as possible and to cause the consummation of the Bank Holding Company Merger and the Bank Merger to occur as soon as reasonably practicable after the Effective Time.

2.9           Additional Actions

If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of 1st Pacific Bancorp or FB Merger Sub, or (ii) otherwise carry out the purposes of this Agreement, 1st Pacific Bancorp and 1st Pacific Bank  and their respective officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of 1st Pacific Bancorp or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of 1st Pacific Bancorp or otherwise to take any and all such action.

ARTICLE III

CONVERSION OF SHARES

3.1           Conversion of 1st Pacific Bancorp Common Stock; Merger Consideration

At the Effective Time, by virtue of the Merger and without any action on the part of FB Bancorp or First Business Bank, 1st Pacific Bancorp or the holders of any of the shares of 1st Pacific Bancorp Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1       Each share of FB Bancorp Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2       Each share of common stock, no par value, of FB Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

3.1.3       Intentionally omitted.

3.1.4       Subject to the provisions of this Article III, each share of 1st Pacific Bancorp Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive $1.40 in cash (the “Per Share Consideration”).  The aggregate amount of the Per Share Consideration to be paid to all holders of 1st Pacific Bancorp Common Stock is referred to herein as the “Merger Consideration.” In the case of 1st Pacific Bancorp Options under the Second Amended and Restated 2000 Stock Option Plan, such 1st Pacific Bancorp Options shall be accelerated in full so as to become fully exercisable.  Such 1st Pacific Bancorp Option holders will be given notice at least thirty (30) days prior to the Closing of the Merger and of the acceleration of such 1st Pacific Bancorp Options, which shall be exercisable for a period of thirty (30) days from the date of such notice.  All unexercised 1st Pacific Bancorp Options under the Second Amended and Restated 2000 Stock Option Plan shall terminate thirty (30) days after the date of such notice.  In the case of 1st Pacific Bancorp Options under the 2007 Omnibus Stock Incentive Plan of 1st Pacific Bancorp, such 1st Pacific Bancorp Options shall be accelerated in full so as to become fully exercisable.  Such 1st Pacific Bancorp Option holders will be given notice of the acceleration of such 1st Pacific Bancorp Options, which shall be exercisable for a period of three (3) months from the date of such notice.  All unexercised 1st Pacific Bancorp Options under the 2007 Omnibus Stock Incentive Plan of 1st Pacific Bancorp shall terminate three (3) months after the date of such notice.  In the case of Warrants, such Warrants shall immediately become one hundred percent (100%) vested upon the approval of this Agreement by the shareholders of 1st Pacific Bancorp and will remain fully exercisable for a period of three (3) months thereafter, at which time any unexercised Warrants will automatically terminate.

3.1.5       Upon the Effective Time, holders of shares of 1st Pacific Bancorp Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of 1st Pacific Bancorp (individually, a “Shareholder,” and collectively the “Shareholders”), and the stock transfer books of 1st Pacific Bancorp shall be closed with respect to all shares of 1st Pacific Bancorp Common Stock outstanding immediately prior to the Effective

Time. No further transfer of any such shares of 1st Pacific Bancorp Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of 1st Pacific Bancorp Common Stock, or valid representation of ownership of certificateless shares of 1st Pacific Bancorp Common Stock (each a “Certificate” and collectively, the “Certificates”) is presented to the Surviving Corporation or 1st Pacific Bank, such Certificate shall be canceled and shall be exchanged as provided in Section 3.3.

3.2           Dissenting Shares

3.2.1       If demands for payment are filed with respect to 5% or more of the outstanding shares 1st Pacific Bancorp Common Stock in accordance with Section 1301 of the CGCL, then notwithstanding any provision of this Agreement to the contrary, any shares of 1st Pacific Bancorp Common Stock held by a holder that has demanded and perfected dissenters’ rights for such shares in accordance with the CGCL and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters’ rights (“Dissenting Shares”) shall not be converted into or represent the right to receive the Per Share Consideration set forth in Section 3.1.4 or any share of the Earn Out Amount pursuant to Section 3.3.4, but the holder thereof shall only be entitled to such rights as are granted under the CGCL.

3.2.2       Notwithstanding the provisions of Section 3.2.1, if any holder of 1st Pacific Bancorp Common Stock that demands, in accordance with Section 1301 of the CGCL, that 1st Pacific Bancorp purchase such shares under the CGCL, shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s dissenters’ rights, then, as of the later of (i) the Effective Time or (ii) the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the Per Share Consideration set forth in Section 3.1.4 (without interest), upon surrender of the Certificate representing such shares in accordance with Section 3.3.

3.2.3       1st Pacific Bancorp shall give FB Bancorp and First Business Bank: (i) prompt notice of its receipt of any written demands for purchase of any shares of 1st Pacific Bancorp Common Stock, withdrawals of such demands, and any other instruments relating to the Merger served pursuant to the CGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for purchase under the CGCL. 1st Pacific Bancorp shall not, except with the prior written consent of FB Bancorp and First Business Bank or as may be required under applicable law, voluntarily make any payment with respect to any demands for purchase of 1st Pacific Bancorp Common Stock, or offer to settle or settle any such demands.

3.3           Surrender of Certificates and Payment of Merger Consideration; Earn Out

3.3.1       Exchange Agent. Computershare shall serve as the exchange agent (the “Exchange Agent”) in the Merger.  No later than the Effective Time, FB Bancorp shall deposit with the Exchange Agent the Merger Consideration to be held by the Exchange Agent in escrow for a period not to exceed six (6) months from the Effective Time.

3.3.2       As promptly as practicable after the Effective Time, but in no event later than ten (10) days after the Effective Time, FB Bancorp shall cause the Exchange Agent to make available for exchange in accordance with this Section 3.3 the Merger Consideration issuable pursuant to Section 3.1 in exchange for outstanding shares of 1st Pacific Bancorp Common Stock.

3.3.3       Exchange Procedures. As soon as reasonably practicable after the Effective Time, but in no event later than ten (10) days after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a Certificate or Certificates: (i) a letter of transmittal in customary form, reasonably acceptable to FB Bancorp and 1st Pacific Bancorp (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Per Share Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by FB Bancorp together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefore the Per Share Consideration to which such holder is entitled pursuant to Section 3.1. Until surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of 1st Pacific Bancorp Common Stock will be deemed from and after the Effective Time, for all corporate purposes including the payment of dividends, to evidence only the right to receive the Per Share Consideration pursuant to this Article III. Holders of outstanding 1st Pacific Bancorp Options under a 1st Pacific Bancorp Equity Plan shall be paid the applicable consideration in accordance with the terms of this Agreement and the agreement for the 1st Pacific Bancorp Option between 1st Pacific Bancorp and each of them.

3.3.4       Calculation and Payment of the Earn Out Amount

(A)          For purposes of this Agreement, “Earn Out Amount” shall mean an amount equal to the product of (i) 66-2/3% and (ii) the sum of (A) the “Net Loan Collections” (as defined below) and (B) the “Net Lawsuit Collections” (as defined below). Further, “Pre-Closing Earn Out Amount” shall mean an amount equal to the sum of (Y) the “Pre-Closing Net Loan Collections” (as defined below) and (Z) the “Pre-Closing Net Lawsuit Collections” (as defined below). Notwithstanding the foregoing, the sum of the Pre-Closing Earn Out Amount and the Earn Out Amount shall not exceed Four Million Dollars ($4,000,000).

(B)          For purposes of this Agreement, “Net Loan Collections” shall mean (i) all monies on account of principal, interest, attorneys’ fees and costs actually collected and received by Surviving Bank on account of the loans identified on Exhibit “F” hereto (the “Earn Out Loans”) during the Earn Out Period minus (ii) the sum of the following incurred by Surviving Bank in connection with collecting the Earn Out Loans for which monies are actually collected: (A) attorneys’ fees, (B) court costs, (C) arbitration costs, (D) expert witness fees, (E) consultant fees, (F) collection agency fees, (G) all interest and principal remitted or to be remitted to a person or entity on account of the Earn Out Loans other than FB Bancorp, First Business Bank, 1st Pacific Bancorp, 1st Pacific Bank or their Affiliates, and (H) all other fees, costs and expenses incurred by Surviving Bank (or their agents) in collecting the Earn Out Loans.

(C)          For purposes of this Agreement, “Pre-Closing Net Loan Collections” shall mean all monies on account of principal, interest, attorneys’ fees and costs actually collected and received by 1st Pacific Bank on account of the Earn Out Loans during the Pre-Closing Earn Out Period (as defined below).

(D)          For purposes of this Agreement, “Net Lawsuit Collections” shall mean (i) all monies actually received by Surviving Bank as a result of a court order, arbitrator award, or settlement from any and all defendants, and their insurers, if any, in the action entitled “1st Pacific Bank, a California corporation vs. San Diego Private Bank, a California corporation,” Case # 37-2008-00079995-CU-BT-CTL, pending in the Superior Court of California, County of San Diego, Central Division (the “Earn Out Lawsuit”) during the Earn Out Period minus (ii) the sum of the following incurred by Surviving Bank in initiating and prosecuting the Earn Out Lawsuit: (A) attorneys’ fees, (B) court costs, (C) arbitration costs, (D) expert witness fees, (E) consultant fees, (F) collection agency fees, and (G) all other fees, costs and expenses incurred by Surviving Bank in initiating and prosecuting the Earn Out Lawsuit.

(E)           For purposes of this Agreement, “Pre-Closing Net Lawsuit Collections” shall mean all monies actually received by 1st Pacific Bank as a result of a court order, arbitrator award, or settlement from any and all defendants, and their insurers, if any, in the Earn Out Lawsuit during the Pre-Closing Earn Out Period, less any amount  paid to Marty Goldberg as receiver of Explorer, LLC.

(F)           For purposes of this Agreement, “Earn Out Period” shall mean the three (3) year period from and after the Closing Date.  Further, “Pre-Closing Earn Out Period” shall mean the period from and after the date of this Agreement until and including the day immediately prior to the Closing Date.

(G)          Upon the Effective Time, Surviving Bank shall pay the Pre-Closing Earn Out Amount, if any, to the Exchange Agent for distribution on a pro rata basis to all shareholders of record of 1st Pacific Bancorp immediately before the Effective Time in accordance with Section 3.3.3 above.  Immediately prior to the Effective Time, 1st Pacific Bancorp or 1st Pacific Bank shall deliver a report (the “Pre-Closing Earn Out Report”) to FB Bancorp setting  forth a detailed calculation of the Pre-Closing Net Loan Collections, the Pre-Closing Net Lawsuit Collections and the Pre-Closing Earn Out Amount for the Pre-Closing Earn Out Period and shall be certified by an officer of 1st Pacific Bancorp or 1st Pacific Bank as to completeness and accuracy in all material respects.

(H)          Within forty-five (45) days of each anniversary of the Closing Date during the Earn Out Period, Surviving Bank shall deliver an Earn Out Report (an “Earn Out Report”) to the Exchange Agent, which Earn Out Report shall set forth a detailed calculation of the Net Loan Collection, Net Lawsuit Collection and the Earn Out Amount for the Earn Out Period up to and including such date, net of any previous Earn Out Amounts reported pursuant to Earn Out Reports for previous anniversaries, and shall be certified by an officer of Surviving Bank as to completeness and accuracy in all material respects.  To the extent the Earn Out Report reflects that the Earn Out Amount is a positive number up to such date, Surviving Bank shall pay the Earn Out Amount calculated up to such date, if any, to the Exchange Agent for distribution on a pro rata basis to all shareholders of record of 1st Pacific Bancorp immediately before the Effective Time in accordance with Section 3.3.3 above.  The determination of the Earn Out Amount as set forth on the Earn Out Report shall be conclusive and binding upon the Parties.

(I)            In collecting the Earn Out Loans, the parties agree that Surviving  Bank shall apply the same level of collection efforts it applies for loans originated by Surviving Bank in the normal course of business and that Surviving Bank shall not be obligated to apply any special efforts or dedicate any special level of personnel or other resources beyond what Surviving Bank would normally apply when collecting loans originated by Surviving Bank in the normal course of business.

(J)           In prosecuting the Earn Out Lawsuit, the parties agree that Surviving Bank shall apply the same level of efforts it applies for actions initiated by Surviving Bank in the normal course of business and will not be obligated to apply any special efforts or dedicate any special level of personnel or other resources beyond what Surviving Bank would normally apply when prosecuting actions initiated by Surviving Bank in the normal course of business.  Moreover, Surviving Bank shall be entitled to use its sole discretion in determining whether and at what level to settle the Earn Out Lawsuit as opposed to prosecute the Earn Out Lawsuit to a final judgment.

(K)          On or before the 30th day following each calendar quarter of the Earn Out Period, Surviving Bank shall provide its Board of Directors with a report regarding the status of collection and prosecution efforts for the Earn Out Loans and Earn Out Lawsuit.

3.3.5       No Further Ownership Rights in 1st Pacific Bancorp Common Stock.  Any and all Merger Consideration paid in exchange for shares of 1st Pacific Bancorp Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of 1st Pacific Bancorp Common Stock, and there shall be no further registration of transfers on the record book of 1st Pacific Bancorp of shares of 1st Pacific Bancorp Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 3.3.

3.3.6       Lost, Stolen or Destroyed Certificates.  In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration to which the holder of such shares of 1st Pacific Bancorp Common Stock would be entitled under this Article III; provided, however, that the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to provide an indemnity against any claim that may be made against the Surviving Corporation, FB Bancorp or First Business Bank with respect to the  Certificates alleged to have been lost, stolen or destroyed.

3.3.7       FB Bancorp and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of 1st Pacific Bancorp Common Stock pursuant to this Agreement such amounts as FB Bancorp or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

3.3.8       Neither FB Bancorp nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of 1st Pacific Bancorp for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF 1ST PACIFIC BANCORP AND 1ST PACIFIC BANK

1st Pacific Bancorp and 1st Pacific Bank represent and warrant to FB Bancorp and First Business Bank that the statements contained in this Article IV are correct and complete as of the date of this Agreement, subject to the standard set forth in Section 4.1 and except as set forth in the 1st Pacific Bancorp Disclosure Schedule delivered by 1st Pacific Bancorp and 1st Pacific Bank to FB Bancorp and First Business Bank on the date hereof, as amended pursuant to Section 6.6, and except as to any representation or warranty which specifically relates to an earlier date, which only need be so correct as of such earlier date. 1st Pacific Bancorp  and 1st Pacific Bank have made a good faith effort to ensure that the disclosure on each schedule of the 1st Pacific Bancorp Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the 1st Pacific Bancorp Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the Knowledge of 1st Pacific Bancorp shall include the Knowledge of 1st Pacific Bank.

4.1           Standard

No representation or warranty of 1st Pacific Bancorp contained in this Article IV shall be deemed untrue or incorrect, and 1st Pacific Bancorp shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any provision of Article IV, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 4.2 (other than the last sentence of Section 4.2.1, 4.2.2, 4.2.3 and 4.2.4), 4.3, 4.4, 4.9.5, 4.13.5, 4.13.8, 4.13.10 and 4.13.11, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects based on the qualifications and standards therein contained. Provided further, that as to the representations contained in Sections 4.13.5, 4.13.8, 4.13.10, and 4.13.11, if there is a breach that relates to an undisclosed payment, expense accrual or cost in excess of $150,000 (either individually or in the aggregate), such breach shall be considered material.

4.2           Organization

4.2.1       1st Pacific Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and is duly registered as a bank holding company under the BHCA.  1st Pacific Bancorp has full corporate power and corporate authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

4.2.2        1st Pacific Bank is a California state-chartered commercial bank duly organized and validly existing under the laws of State of California.  The deposits of 1st Pacific Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by 1st Pacific Bank when due. 1st Pacific Bank is a member of the Federal Reserve System and owns the requisite amount of stock therein.

4.2.3        The respective minute books of 1st Pacific Bancorp and 1st Pacific Bank accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

4.2.4        Prior to the date of this Agreement, 1st Pacific Bancorp has made available to FB Bancorp true and correct copies of the Articles of Incorporation and bylaws of 1st Pacific Bancorp and 1st Pacific Bank.

4.3           Capitalization

4.3.1        The authorized capital stock of 1st Pacific Bancorp consists of 10,000,000 shares of common stock, no par value per share, of which, as of the date of this Agreement, 4,980,481 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 10,000,000 shares of Preferred Stock, no par value per share, of which there are no shares issued and outstanding. There are no shares of 1st Pacific Bancorp Common Stock held by 1st Pacific Bancorp in its treasury. Neither 1st Pacific Bancorp nor 1st Pacific Bank has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of 1st Pacific Bancorp Common Stock, or any other security of 1st Pacific Bancorp or any securities representing the right to vote, purchase or otherwise receive any shares of 1st Pacific Bancorp Common Stock or any other security of 1st Pacific Bancorp other than shares issuable under the 1st Pacific Bancorp Equity Plans and the Warrants. 1st Pacific Bancorp Disclosure Schedule 4.3.1 sets forth (i) the name of each holder of options to purchase 1st Pacific Bancorp Common Stock, the number of shares each such individual may acquire pursuant to the exercise of such options, the grant and vesting dates, and the exercise price relating to the options held, and (ii) the name of each holder of Warrants, the number of shares each such individual may acquire pursuant to the exercise of such Warrants, the expiration date, and the exercise price relating to the Warrants.

4.3.2        1st Pacific Bancorp Disclosure Schedule 4.3.2 sets forth a true and correct list of all of the subsidiaries of 1st Pacific Bancorp (the “Subsidiaries”). Except for (i) the Subsidiaries, (ii) equity interests held in the investment portfolios of 1st Pacific Bank, (iii) equity interests held by 1st Pacific Bank in a fiduciary capacity, and (iv) equity interests held in connection with the lending activities of 1st Pacific Bank, including stock in the Federal Reserve Bank, 1st Pacific Bancorp does not possess, directly or indirectly, any material equity interest in any corporate entity.  Except for the 1st Pacific Bancorp Trust Preferred Securities, 1st Pacific Bancorp owns, directly or indirectly, all of the issued and outstanding shares of the capital stock or other equity interests of each of the Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares or equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  No Subsidiary of 1st Pacific Bancorp, other than the Trust, is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity interest of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interest of such Subsidiary.

4.3.3        To 1st Pacific Bancorp’s Knowledge, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of 1st Pacific Bancorp Common Stock, except as listed on 1st Pacific Bancorp’s Disclosure Schedule 4.3.3.

4.4           Authority; No Violation

4.4.1        Each of 1st Pacific Bancorp and 1st Pacific Bank has full corporate power and corporate authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the Shareholder Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by 1st Pacific Bancorp and 1st Pacific Bank and the completion of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Boards of Directors of 1st Pacific Bancorp and 1st Pacific Bank, and no other corporate proceedings on the part of 1st Pacific Bancorp, except for the approval of the shareholders of 1st Pacific Bancorp and 1st Pacific Bank, is necessary to complete the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by 1st Pacific Bancorp and 1st Pacific Bank, and subject to approval by the shareholders of 1st Pacific Bancorp and 1st Pacific Bank and receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by FB Bancorp and First Business Bank, constitutes the valid and binding obligation of 1st Pacific Bancorp and 1st Pacific Bank, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity and Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(6)(D) (as applicable).

4.4.2        Except as listed on 1st Pacific Bancorp Disclosure Schedule 4.4.2, subject to receipt of Regulatory Approvals and compliance by the parties hereto with any conditions contained therein, and to the receipt of Shareholder Approvals; (A) the execution and delivery of this Agreement by 1st Pacific Bancorp and 1st Pacific Bank, (B) the consummation of the transactions contemplated hereby, and (C) compliance by 1st Pacific Bancorp and 1st Pacific Bank with all of the terms and provisions hereof will not (i) conflict with or result in a breach of any provision of the Articles of Incorporation or bylaws of 1st Pacific Bancorp or the Articles of Incorporation or bylaws of 1st Pacific Bank; (ii) to the Knowledge of 1st Pacific Bancorp, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to 1st Pacific Bancorp or 1st Pacific Bank or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of 1st Pacific Bancorp or 1st Pacific Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which 1st Pacific Bancorp or 1st Pacific Bank is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on 1st Pacific Bancorp and 1st Pacific Bank taken as a whole.

4.5           Consents

Except as listed on 1st Pacific Bancorp Disclosure Schedule 4.5 and except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing of the certificate of merger with the Secretary of State of the State of California, (c) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g), 14(f) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (d) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of FB Bancorp Common Stock pursuant to this Agreement and the Bank Holding Company Merger Agreement, and (e) Shareholder Approvals, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to 1st Pacific Bancorp’s Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by 1st Pacific Bancorp and 1st Pacific Bank, and (y) the completion of the Merger and the transactions contemplated thereby. 1st Pacific Bancorp and 1st Pacific Bank have no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

4.6           Financial Statements

4.6.1        1st Pacific Bancorp has previously made available to FB Bancorp and First Business Bank the 1st Pacific Bancorp Regulatory Reports. The 1st Pacific Bancorp Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

4.6.2        1st Pacific Bancorp has previously made available to FB Bancorp and First Business Bank the 1st Pacific Bancorp Financial Statements. The 1st Pacific Bancorp Financial Statements have been prepared in accordance with GAAP (including the related notes where applicable), and fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments), the consolidated financial position, results of operations and cash flows of 1st Pacific Bancorp and 1st Pacific Bank on a consolidated basis as of and for the respective periods ending on the dates thereof, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

4.6.3        At the date of each balance sheet included in the 1st Pacific Bancorp Financial Statements or the 1st Pacific Bancorp Regulatory Reports, neither 1st Pacific Bancorp nor 1st Pacific Bank, as applicable, had any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such 1st Pacific Bancorp Financial Statements or 1st Pacific Bancorp Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.6.4        Except as listed on 1st Pacific Bancorp Disclosure Schedule  4.6.4, the records, systems, controls, data and information of 1st Pacific Bancorp and 1st Pacific Bank are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of 1st Pacific Bancorp or 1st Pacific Bank or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described below in this Section 4.6.4. 1st Pacific Bancorp: (x) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (y) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to 1st Pacific Bancorp and 1st Pacific Bank, is made known to the chief executive officer and the chief financial officer of 1st Pacific Bancorp by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to 1st Pacific Bancorp’s outside auditors and the audit committee of 1st Pacific Bancorp’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to materially adversely affect 1st Pacific Bancorp’s ability to record, process, summarize and report financial information and (ii) any fraud of which 1st Pacific Bancorp has Knowledge of, whether or not material, that involves management or other employees who have a significant role in 1st Pacific Bancorp’s internal control over financial reporting. These disclosures (if any) were made in writing by management to 1st Pacific Bancorp’s auditors and audit committee and a copy has previously been made available to FB Bancorp and First Business Bank. As of the date hereof, to the Knowledge of 1st Pacific Bancorp, its chief executive officer and chief financial officer would be able to give the certifications required pursuant to the rules and regulations adopted pursuant to Section 302 of the Sarbanes-Oxley Act, without qualification.

4.6.5        Since January 1, 2007: (i)  to the Knowledge of 1st Pacific Bancorp, no director, officer, employee, auditor, accountant or representative of 1st Pacific Bancorp or 1st Pacific Bank had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of 1st Pacific Bancorp or 1st Pacific Bank or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that 1st Pacific Bancorp or 1st Pacific Bank has engaged in questionable accounting or auditing practices; and (ii) no attorney representing 1st Pacific Bancorp or 1st Pacific Bank, whether or not employed by 1st Pacific Bancorp or 1st Pacific Bank, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by 1st Pacific Bancorp or 1st Pacific Bank or any of their respective officers, directors, employees or agents to the Board of Directors of 1st Pacific Bancorp or 1st Pacific Bank or any committee thereof or to any director or officer of 1st Pacific Bancorp or 1st Pacific Bank.

4.7           Taxes

1st Pacific Bancorp and 1st Pacific Bank have duly filed all federal, state and material local tax returns required to be filed by or with respect to 1st Pacific Bancorp and 1st Pacific Bank on or prior to the date of this Agreement, taking into account any extensions (all such returns, to 1st Pacific Bancorp’s Knowledge, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due, or claimed to be, due from 1st Pacific Bancorp or 1st Pacific Bank by any taxing authority or pursuant to any written tax sharing agreement on or prior to the date of this Agreement other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. As of the date of this Agreement, 1st Pacific Bancorp has received no written notice of, and to 1st Pacific Bancorp’s Knowledge there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of 1st Pacific Bancorp or 1st Pacific Bank, and no claim has been made by any authority in a jurisdiction where 1st Pacific Bancorp or 1st Pacific Bank does not file tax returns that 1st Pacific Bancorp or any such Subsidiary is subject to taxation in that jurisdiction.  1st Pacific Bancorp and 1st Pacific Bank have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. 1st Pacific Bancorp and each of its Subsidiaries has withheld and paid, if due, all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and 1st Pacific Bancorp and each of its Subsidiaries, to 1st Pacific Bancorp’s Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

4.8           Intentionally omitted

4.9           Material Contracts; Leases; Defaults

4.9.1        Except as set forth in 1st Pacific Bancorp Disclosure Schedule 4.9.1, neither 1st Pacific Bancorp nor 1st Pacific Bank is a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of 1st Pacific Bancorp or 1st Pacific Bank, except for “at will” arrangements; (ii) any plan, material arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of 1st Pacific Bancorp or 1st Pacific Bank; (iii) any collective bargaining agreement with any labor union relating to employees of 1st Pacific Bancorp or 1st Pacific Bank; (iv) any agreement which by its terms limits the payment of dividends by 1st Pacific Bancorp or 1st Pacific Bank; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which 1st Pacific Bancorp or 1st Pacific Bank is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, the Federal Reserve Bank advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to FB Bancorp or First Business Bank; (vi) except for items listed on 1st Pacific Bancorp Disclosure Schedule 4.16 and loans and other extensions of credit made by 1st Pacific Bank in the ordinary course of its business, any other agreement, written or oral, that obligates 1st Pacific Bancorp or 1st Pacific Bank for the payment of more than $100,000 annually or for the payment of more than $50,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment, or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by 1st Pacific Bancorp or 1st Pacific Bank (it being understood that any non-compete or similar provision shall be deemed material).

4.9.2        Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger or the Bank Merger by virtue of the terms of any such lease, is listed in 1st Pacific Bancorp Disclosure Schedule 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, neither 1st Pacific Bancorp nor 1st Pacific Bank is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.9.3        True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to FB Bancorp and First Business Bank on or before the date hereof, are listed on 1st Pacific Bancorp Disclosure Schedule 4.9.1 or on 1st Pacific Bancorp Disclosure Schedule 4.9.2  and are in full force and effect on the date hereof and neither 1st Pacific Bancorp nor 1st Pacific Bank (nor, to the Knowledge of 1st Pacific Bancorp, any other party to any such contract, arrangement or instrument) has materially breached any provision of, or is in default in any respect under any term of, any such contract, arrangement or instrument. Except as listed on 1st Pacific Bancorp Disclosure Schedule 4.9.3(a), no party to any material contract, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, arrangement or instrument as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement. Except as set forth in 1st Pacific Bancorp Disclosure Schedule 4.9.3(b), no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which 1st Pacific Bancorp or 1st Pacific Bank is a party or under which 1st Pacific Bancorp or 1st Pacific Bank may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in 1st Pacific Bancorp Disclosure Schedule 4.9.3(c), no such agreement, plan, contract, or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of 1st Pacific Bancorp or 1st Pacific Bank or upon the occurrence of a subsequent event; or (y) requires 1st Pacific Bancorp or 1st Pacific Bank to provide a benefit in the form of 1st Pacific Bancorp Common Stock or determined by reference to the value of 1st Pacific Bancorp Common Stock.

4.9.4        Since December 31, 2008, through and including the date of this Agreement, except as listed on 1st Pacific Bancorp Disclosure Schedule 4.9.4 or except as publicly disclosed by 1st Pacific Bancorp in the Securities Documents filed or furnished by 1st Pacific Bancorp prior to the date hereof or consistent with the 1st Pacific Bank Layoff Procedure, a copy which has been made available to First Business Bank, neither 1st Pacific Bancorp nor 1st Pacific Bank has

(i) except for (A) normal increases for employees (other than officers and directors subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice, or (B) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2008 (which amounts have been previously made available to FB Bancorp), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on 1st Pacific Bancorp Disclosure Schedule 4.13.1, as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any options to purchase shares of 1st Pacific Bancorp Common Stock, or any right to acquire any shares of its capital stock to any executive officer, director or employee other than grants to employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice under 1st Pacific Bancorp Equity Plans, (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (iv) made any material election for federal or state income tax purposes, (v) made any material change in the credit policies or procedures of 1st Pacific Bancorp or 1st Pacific Bank, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, (vii) entered into any lease of real or personal property requiring annual payments in excess of $100,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any accounting methods, principles or practices of 1st Pacific Bancorp or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (ix) suffered any strike, work stoppage, labor slow-down, or other labor disturbance.

4.9.5        Neither 1st Pacific Bancorp nor 1st Pacific Bank has accepted funds or sold stock as part of the Capital Purchase Program established by the United States Treasury Department under the Troubled Assets Relief Program, pursuant to the Emergency Economic Stabilization Act of 2008.

4.9.6        Except as of otherwise disclosed on 1st Pacific Bancorp Disclosure Schedule 4.9.6, all payments due on the 1st Pacific Bancorp Trust Preferred Securities and the Junior Subordinated Debt Securities have been paid in accordance with their respective terms.

4.10        Ownership of Property; Insurance Coverage

4.10.1     1st Pacific Bancorp and 1st Pacific Bank have good and, as to real property, marketable title to all material assets and properties owned by 1st Pacific Bancorp or each 1st Pacific Bancorp Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the 1st Pacific Bancorp Regulatory Reports and in the 1st Pacific Bancorp Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the Federal Home Loan Bank of San Francisco or Federal Reserve Bank, inter-bank credit facilities, or any transaction by an 1st Pacific Bancorp Subsidiary acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the 1st Pacific Bancorp Financial Statements. 1st Pacific Bancorp and the 1st Pacific Bancorp Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by 1st Pacific Bancorp and 1st Pacific Bank in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the 1st Pacific Bancorp Financial Statements.

4.10.2     With respect to all material agreements pursuant to which 1st Pacific Bancorp or 1st Pacific Bank has purchased securities subject to an agreement to resell, if any, 1st Pacific Bancorp or such 1st Pacific Bancorp Subsidiary, as the case may be, has a lien or security interest (which to 1st Pacific Bancorp’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3     1st Pacific Bancorp and 1st Pacific Bank currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither 1st Pacific Bancorp nor 1st Pacific Bank, except as disclosed in 1st Pacific Bancorp Disclosure Schedule 4.10.3(a), has received notice from any insurance carrier during the past five years that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health insurance) with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by 1st Pacific Bancorp or 1st Pacific Bank under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years 1st Pacific Bancorp and 1st Pacific Bank has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. 1st Pacific Bancorp Disclosure Schedule 4.10.3(b) identifies all material policies of insurance maintained by 1st Pacific Bancorp and 1st Pacific Bank as well as the other matters required to be disclosed under this Section.

4.11        Legal Proceedings

Except as set forth in 1st Pacific Bancorp Disclosure Schedule 4.11, neither 1st Pacific Bancorp nor 1st Pacific Bank is a party to any, and there are no pending or, to 1st Pacific Bancorp’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against 1st Pacific Bancorp or 1st Pacific Bank, (ii) to which 1st Pacific Bancorp or 1st Pacific Bank’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of 1st Pacific Bancorp or 1st Pacific Bank to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on 1st Pacific Bancorp.

4.12        Compliance With Applicable Law

4.12.1     To 1st Pacific Bancorp’s Knowledge, each of 1st Pacific Bancorp and 1st Pacific Bank is in compliance in all material respects with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, including, without limitation, the USA Patriot Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither 1st Pacific Bancorp nor 1st Pacific Bank has received any written notice to the contrary. The Board of Directors of 1st Pacific Bank has adopted and 1st Pacific Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA Patriot Act and the regulations thereunder.  The representations and warranties set forth in this Section 4.12.1 do not apply to tax matters, employee benefit matters, environmental matters, and labor matters, which are addressed in Sections 4.7, 4.13, 4.15 and 4.25, respectively.

4.12.2     Each of 1st Pacific Bancorp and 1st Pacific Bank has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of 1st Pacific Bancorp, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

4.12.3     For the period beginning January 1, 2009, except as listed on 1st Pacific Bancorp Disclosure Schedule 4.12.3 or except for confidential supervisory information described in 12 C.F.R. 261.2(c)(1), neither 1st Pacific Bancorp nor 1st Pacific Bank has received any written notification or, to 1st Pacific Bancorp’s Knowledge, any other communication from any Bank Regulator (i) asserting that 1st Pacific Bancorp or 1st Pacific Bank is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to 1st Pacific Bancorp or 1st Pacific Bank; (iii) requiring, or threatening to require, 1st Pacific Bancorp or 1st Pacific Bank, or indicating that 1st Pacific Bancorp or 1st Pacific Bank may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of 1st Pacific Bancorp or 1st Pacific Bank, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of 1st Pacific Bancorp or 1st Pacific Bank, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “1st Pacific Bancorp Regulatory Agreement”). Except as

listed on 1st Pacific Bancorp Disclosure Schedule 4.12.3, neither 1st Pacific Bancorp nor 1st Pacific Bank has consented to or entered into any 1st Pacific Bancorp Regulatory Agreement that is currently in effect or that was in effect since January 1, 2009. The most recent regulatory rating given to 1st Pacific Bank as to compliance with the Community Reinvestment Act (“CRA”) is “Satisfactory” or better.

4.12.4     Since the enactment of the Sarbanes-Oxley Act, 1st Pacific Bancorp has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq. 1st Pacific Bancorp Disclosure Schedule 4.12.4 sets forth, as of December 31, 2008, a schedule of all officers and directors of 1st Pacific Bancorp who have outstanding loans from 1st Pacific Bancorp or 1st Pacific Bank, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

4.13        Employee Benefit Plans

4.13.1     1st Pacific Bancorp Disclosure Schedule 4.13.1 includes a descriptive list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other benefit policies and procedures), fringe benefit plans, employment, severance and change in control agreements, split dollar life insurance and any supplemental life insurance agreements and/or policies, and all other material benefit practices, policies and arrangements maintained by 1st Pacific Bancorp or 1st Pacific Bank in which any employee or former employee, consultant or former consultant or director or former director of 1st Pacific Bancorp or 1st Pacific Bank participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “1st Pacific Bancorp Compensation and Benefit Plans”). Except as set forth in 1st Pacific Bancorp Disclosure Schedule 4.13.1, neither 1st Pacific Bancorp nor 1st Pacific Bank has any commitment to create any additional 1st Pacific Bancorp Compensation and Benefit Plan or to materially modify, change or renew any existing 1st Pacific Bancorp Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof.

4.13.2     To the Knowledge of 1st Pacific Bancorp, each 1st Pacific Bancorp Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act (“HIPAA”) and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full and each 1st Pacific Bancorp Compensation and Benefit Plan that is subject to Code Section 409A is in compliance with Code Section 409A. There is no material pending or, to the Knowledge of 1st Pacific Bancorp, threatened action, suit or claim relating to any of the 1st Pacific Bancorp Compensation and Benefit Plans (other than routine claims for benefits). To the Knowledge of 1st Pacific Bancorp and 1st Pacific Bank, neither 1st Pacific Bancorp nor 1st Pacific Bank has engaged in a transaction, or omitted to take any action, with respect to any 1st

Pacific Bancorp Compensation and Benefit Plan that would reasonably be expected to subject 1st Pacific Bancorp or 1st Pacific Bank to an unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

4.13.3     Neither 1st Pacific Bancorp nor 1st Pacific Bank maintains any defined benefit pension plan. To the Knowledge of 1st Pacific Bancorp, there is no pending investigation or enforcement action by any Governmental Entity or Bank Regulator with respect to any 1st Pacific Bancorp Compensation and Benefit Plan, or any plan maintained by any entity which is considered one employer with 1st Pacific Bancorp under Section 4001(b)(1) of ERISA or Code Section 414 (“ERISA Affiliate”)(such plan being referred to as an “ERISA Affiliate Plan”). Neither 1st Pacific Bancorp, 1st Pacific Bank, nor any ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA.

4.13.4     All material contributions required to be made under the terms of any 1st Pacific Bancorp Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which 1st Pacific Bancorp or 1st Pacific Bank is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on 1st Pacific Bancorp’s consolidated financial statements to the extent required by GAAP. 1st Pacific Bancorp and 1st Pacific Bank have expensed and accrued as a liability the present value of future benefits under each applicable 1st Pacific Bancorp Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

4.13.5     Neither 1st Pacific Bancorp nor 1st Pacific Bank has any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any 1st Pacific Bancorp Compensation and Benefit Plan, other than benefits mandated by COBRA or other applicable law to any employee or director. There has been no communication to employees by 1st Pacific Bancorp or 1st Pacific Bank that would reasonably be expected to promise or guarantee such employees or directors retiree health, life insurance, disability insurance, or other retiree death benefits.

4.13.6     1st Pacific Bancorp and 1st Pacific Bank do not maintain any 1st Pacific Bancorp Compensation and Benefit Plans covering employees who are not United States residents.

4.13.7     With respect to each 1st Pacific Bancorp Compensation and Benefit Plan, if applicable, 1st Pacific Bancorp has provided or made available to FB Bancorp copies of the: (A) plan documents, administrative forms, any loan documents under an 1st Pacific Bancorp employee stock ownership plan, trust instruments and insurance contracts; (B) three most recent Forms 5500 as filed; (C) three most recent actuarial reports and financial statements; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last three years; (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests); (H) ESOP allocation and suspense account records for the past three years; and (I) copies of all equity grant agreements.

4.13.8     Except as listed on 1st Pacific Bancorp Disclosure Schedule 4.13.8, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time)

(A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any 1st Pacific Bancorp Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any 1st Pacific Bancorp Compensation and Benefit Plan.

4.13.9     Neither 1st Pacific Bancorp nor 1st Pacific Bank maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

4.13.10   To the Knowledge of 1st Pacific Bancorp, the consummation of the Merger and the Bank Merger will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle any current or former employee, director or independent contractor of 1st Pacific Bancorp or 1st Pacific Bank to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code).

4.13.11   Except as disclosed in 1st Pacific Bancorp Disclosure Schedule 4.13.11, there are no stock options, stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock or restricted stock units, outstanding under any of the 1st Pacific Bancorp Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

4.13.12   1st Pacific Bancorp Disclosure Schedule 4.13.12(a) sets forth, as of the payroll date immediately preceding the date of this Agreement, a list of the full names of all officers, and employees (full or part-time) of 1st Pacific Bank or 1st Pacific Bancorp, their title and rate of salary, and their date of hire. 1st Pacific Bancorp Disclosure Schedule 4.13.12(b) also sets forth any changes to any 1st Pacific Bancorp Compensation and Benefit Plan since December 31, 2008.

4.14        Brokers, Finders and Financial Advisors

Neither 1st Pacific Bancorp nor 1st Pacific Bank, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Sandler O’Neill and Partners, L.P. by 1st Pacific Bancorp and the fee payable pursuant thereto. A true and correct copy of the engagement agreement with  Sandler O’Neill and Partners, L.P., setting forth the fee payable to  Sandler O’Neill and Partners, L.P. for its services rendered to 1st Pacific Bancorp in connection with the Merger and transactions contemplated by this Agreement, is attached to 1st Pacific Bancorp Disclosure Schedule 4.14.

4.15        Environmental Matters

4.15.1     Except as may be set forth in 1st Pacific Bancorp Disclosure Schedule 4.15, with respect to 1st Pacific Bancorp and 1st Pacific Bank:

(A)                               To 1st Pacific Bancorp’s Knowledge, the 1st Pacific Bancorp Participation Facilities and the 1st Pacific Bank Participation Facilities and the Loan Properties are in substantial compliance with, and have not been adjudged liable under, any Environmental Laws;

(B)                               1st Pacific Bancorp has received no written notice of any suit, claim, action, administrative order, proceeding, or demand for investigation and, to 1st Pacific Bancorp’s Knowledge, no such action is threatened or has been filed with any court, governmental agency or other forum against it or 1st Pacific Bank or any Participation Facility for: (x) alleged noncompliance with, or liability under, any Environmental Law or (y) alleging the unlawful presence or release (as defined herein) into the environment of any Materials of Environmental Concern (as defined herein), in connection with any site owned, leased or operated by it or 1st Pacific Bank or any Participation Facility;

(C)                               1st Pacific Bancorp has received no written notice of any suit, claim, action, administrative order, proceeding, or demand for investigation, and, to 1st Pacific Bancorp’s Knowledge, no such action is threatened or has been filed with any court, governmental agency or other forum against any Loan Property (or 1st Pacific Bancorp or 1st Pacific Bank with respect to such Loan Property) for: (x) alleged noncompliance with, or liability under, any Environmental Law or (y) alleging the unlawful presence or release into the environment of any Materials of Environmental Concern in connection with any site owned, leased or operated by it or 1st Pacific Bank or any Participation Facility;

(D)                               To 1st Pacific Bancorp’s Knowledge, with respect to the properties currently owned or operated by 1st Pacific Bancorp or 1st Pacific Bank (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon), there is no reported presence or release of Materials of Environmental Concern other than as permitted under applicable Environmental Law;

(E)                                 Neither 1st Pacific Bancorp nor 1st Pacific Bank during the past five years has received any written notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

(F)                                 To 1st Pacific Bancorp’s Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by 1st Pacific Bancorp or 1st Pacific Bank or any Participation Facility, and to 1st Pacific Bancorp’s Knowledge, no underground storage tanks have been closed or removed from any properties owned or operated by 1st Pacific Bancorp or 1st Pacific Bank or any Participation Facility; and

(G)                               To 1st Pacific Bancorp’s Knowledge, during the period of (s) 1st Pacific Bancorp’s or 1st Pacific Bank’ ownership or operation of any of their respective current properties or (t) 1st Pacific Bancorp’s or 1st Pacific Bank’ participation in the management of any Participation Facility, there have been no unlawful releases of Materials of Environmental Concerns in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws. To 1st Pacific Bancorp’s Knowledge, prior to the period of (x) 1st Pacific Bancorp’s or 1st Pacific Bank’ ownership or operation of any of their respective current properties or (y) 1st Pacific Bancorp’s or 1st Pacific Bank’ participation in the management of any Participation

Facility, there were no unlawful releases of Materials of Environmental Concern in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws.

4.15.2              “Loan Property” means any property in which the applicable party (or a Subsidiary of it) holds a security interest.   “Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) participates in active management with the authority to make decisions and take actions without the need for approval by third parties.

4.16                        Loan Portfolio

4.16.1              The allowance for loan losses reflected in 1st Pacific Bancorp’s audited consolidated balance sheet at December 31, 2008 was, and the allowance for loan losses shown on the balance sheets in 1st Pacific Bancorp’s Securities Documents for periods ending after December 31, 2008 was or will be, as the case may be, adequate, as of the dates thereof, under GAAP.

4.16.2              Except as set forth on 1st Pacific Bancorp Disclosure Schedule 4.16.2(a), 1st Pacific Bancorp has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to 1st Pacific Bancorp’s Knowledge, no such action is threatened, before any court, governmental agency or other forum against it or 1st Pacific Bank relating to any withdrawn loan commitment, termination of a loan or potential borrower.  1st Pacific Bancorp Disclosure Schedule 4.16.2(b) sets forth a listing, as of the most recently available date, by account, of  (x) all loans, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, or (4) where a specific reserve allocation exists in connection therewith, and (y) all assets classified by 1st Pacific Bank as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

4.16.3              All loans receivable (including discounts) and accrued interest entered on the books of 1st Pacific Bancorp and 1st Pacific Bank arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of 1st Pacific Bancorp’s or 1st Pacific Bank’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be.  To the Knowledge of 1st Pacific Bancorp, the loans, discounts and the accrued interest reflected on the books of 1st Pacific Bancorp and 1st Pacific Bank are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity.  All such loans are owned by 1st Pacific Bancorp or 1st Pacific Bank free and clear of any liens.

4.16.4              The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

4.17                        Securities Law Documents

1st Pacific Bancorp has timely filed with the SEC (i) annual reports on Form 10-K for the years ended December 31, 2008, 2007 and 2006 and (ii) proxy materials used or for use in connection with its meetings of shareholders held in 2008, 2007 and 2006. Such reports and proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws.

4.18                        Related Party Transactions

1st Pacific Bancorp Disclosure Schedule 4.18 sets forth all transactions, including any loan or other credit accommodation, with any Affiliate of 1st Pacific Bancorp or 1st Pacific Bank.  All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of 1st Pacific Bancorp or 1st Pacific Bank is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither 1st Pacific Bancorp nor 1st Pacific Bank has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by 1st Pacific Bancorp is inappropriate.

4.19                        Deposits

Except as set forth in 1st Pacific Bancorp Disclosure Schedule 4.19, none of the deposits of 1st Pacific Bank is a “brokered deposit” as defined in 12 CFR Section 337.6(a)(2).

4.20                        Antitakeover Provisions Inapplicable; Required Vote

The affirmative vote of a majority of the outstanding shares of 1st Pacific Bancorp Common Stock is required to approve this Agreement and the Merger under the CGCL and there are no provisions in the Articles of Incorporation of 1st Pacific Bancorp to the contrary.

4.21                        Registration Obligations

Neither 1st Pacific Bancorp nor 1st Pacific Bank is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.22                        Risk Management Instruments

Neither 1st Pacific Bancorp nor 1st Pacific Bank has any material interest rate swaps, caps, floors, option agreements, futures or forward contracts or other similar risk management arrangements, whether entered into for 1st Pacific Bancorp’s own account, or for the account of 1st Pacific Bank or their customers.

4.23                        Fairness Opinion

1st Pacific Bancorp has received a written opinion from Sandler O’Neill and Partners, L.P. to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of 1st Pacific Bancorp pursuant to this Agreement is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.24                        Intellectual Property

1st Pacific Bancorp Disclosure Schedule 4.24 sets forth a true and complete list of all material (a) trademark registrations and applications, (b) service mark registrations and applications, (c) unregistered trademarks and service marks, and (d) Internet domain names owned, used or held for use in connection with the business of the 1st Pacific Bancorp or 1st Pacific Bank.  1st Pacific Bancorp and 1st Pacific Bank own or, to 1st Pacific Bancorp or 1st Pacific Bank’s Knowledge, possess valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks used in their business, each without payment (except as set forth in 1st Pacific Bancorp Disclosure Schedule 4.24), and neither 1st Pacific Bancorp nor 1st Pacific Bank has received any notice of conflict with respect thereto that asserts the rights of others. 1st Pacific Bancorp and 1st Pacific Bank have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment to which 1st Pacific Bancorp and 1st Pacific Bank are a party relating to any of the foregoing. To the Knowledge of 1st Pacific Bancorp and 1st Pacific Bank, the conduct of the business of 1st Pacific Bancorp and 1st Pacific Bank as currently conducted does not, in any respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

4.25                        Labor Matters

There are no labor or collective bargaining agreements to which 1st Pacific Bancorp 1st Pacific Bank is a party. To the Knowledge of 1st Pacific Bancorp and 1st Pacific Bank, there is no union organizing effort pending or threatened against 1st Pacific Bancorp or 1st Pacific Bank. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), labor slowdown, labor stoppage or labor lockout pending or, to the Knowledge of 1st Pacific Bancorp or 1st Pacific Bank, threatened against 1st Pacific Bancorp or 1st Pacific Bank. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of 1st Pacific Bancorp or 1st Pacific Bank, threatened against 1st Pacific Bancorp or 1st Pacific Bank (other than routine employee grievances that are not related to union employees). 1st Pacific Bancorp and 1st Pacific Bank are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

4.26                        1st Pacific Bancorp Information Supplied

The information relating to 1st Pacific Bancorp and 1st Pacific Bank supplied by 1st Pacific Bancorp or 1st Pacific Bank to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.27                        Regulatory Orders

Except as listed on 1st Pacific Bancorp Disclosure Schedule 4.27, neither 1st Pacific Bancorp nor 1st Pacific Bank is subject to any formal or informal order, agreement or understanding issued by a Bank Regulator or other Governmental Entity.

4.28                        Disclaimer of Other Representations and Warranties.

Except for the express representations and warranties stated above, neither 1st Pacific Bancorp nor 1st Pacific Bank make any other representations or warranties whatsoever, express or implied, with regard to the matters discussed herein.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF FB BANCORP AND FIRST BUSINESS BANK

Each of FB Bancorp and First Business Bank represents and warrants to 1st Pacific Bancorp and 1st Pacific Bank, jointly and severally, that the statements contained in this Article V are correct and complete as of the date of this Agreement, subject to the standard set forth in Section 5.1, and except as set forth in the FB Bancorp Disclosure Schedule delivered by FB Bancorp or First Business Bank to 1st Pacific Bancorp and 1st Pacific Bank on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be so correct as of such earlier date.  FB Bancorp and First Business Bank have made a good faith effort to ensure that the disclosure on their respective disclosure schedules corresponds to the section referenced herein. However, for purposes of the FB Bancorp Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.  References to the Knowledge of FB Bancorp, First Business Bank or Auerbach shall include the Knowledge of the other two.

5.1                               Standard

No representation or warranty of FB Bancorp or First Business Bank contained in this Article V shall be deemed untrue or incorrect, and FB Bancorp and First Business Bank shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article V, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 5.2 (other than the last sentences of Sections 5.2.1, 5.2.2, 5.2.3 and 5.2.4), 5.3, 5.4, 5.5, 5.6, 5.9, 5.11 and 5.12, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects based on the qualifications and standards therein contained.

5.2                              Organization

5.2.1                     FB Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of California.  FB Bancorp has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

5.2.2                     First Business Bank is a national banking association duly organized, validly existing and in good standing (to the extent required) under the laws of the United States of America. First Business Bank has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. The deposits of First Business Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

5.2.3                     The minute books of FB Bancorp and First Business Bank accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

5.2.4                     Prior to the date of this Agreement, FB Bancorp has made available to 1st Pacific Bancorp and 1st Pacific Bank true and correct copies of its Articles of Incorporation and bylaws and First Business Bank has made available to 1st Pacific Bancorp and 1st Pacific Bank true and correct copies of its Articles of Association and bylaws.

5.3                              Capitalization

5.3.1                     The authorized capital stock of FB Bancorp consists of 10,000,000 shares of common stock, no par value, of which 15,924 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 10,000,000 shares of preferred stock, no par value, of which no shares of preferred stock are outstanding.  Auerbach is the beneficial owner, with the power to vote and dispose of, 15,924 shares of the FB Bancorp common stock.

5.3.2                     The authorized capital stock of First Business Bank consists of 10,000,000 shares of First Business Bank Common Stock, of which 2,643,534 shares are outstanding, validly issued, fully paid and free of preemptive rights, and 10,000,000 shares of First Business Bank Preferred Stock, of which 2,322 shares are outstanding.  Except with respect to the First Business Bank Preferred Stock, First Business Bank is not bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of First Business Bank Common Stock, or any other security of First Business Bank or any securities representing the right to vote, purchase or otherwise receive any shares of First Business Bank Common Stock or any other security of First Business Bank, other than shares issuable under the First Business Bank Stock Benefit Plan.  Auerbach is the beneficial owner, with the power to vote and dispose of, 2,404,262 shares of the First Business Bank Common Stock and no shares of the First Business Bank Preferred Stock.  All outstanding shares of First Business Bank Preferred Stock are held and owned by the United States Treasury and were purchased under the Capital

Purchase Program established under the Troubled Asset Relief Program pursuant to the Emergency Economic Stabilization Act of 2008.

5.4                               Authority; No Violation

5.4.1                     Each of FB Bancorp and First Business Bank has full corporate power and authority to execute and deliver this Agreement, subject to receipt of the Regulatory Approvals and the Shareholder Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by FB Bancorp and First Business Bank and the completion by each of them of the transactions contemplated hereby, including the Bank Holding Company Formation and the Merger, have been duly and validly approved by their respective Boards of Directors, and, except for the Shareholder Approvals, no other corporate proceedings on the part of FB Bancorp and First Business Bank are necessary to complete the transactions contemplated hereby, including the Bank Holding Company Formation and the Merger. This Agreement has been duly and validly executed and delivered by FB Bancorp and First Business Bank, and subject to the Shareholder Approvals and the receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by 1st Pacific Bancorp and 1st Pacific Bank, constitutes the valid and binding obligations of each of FB Bancorp and First Business Bank, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity and Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(6)(D) (as applicable).

5.4.2                     Subject to receipt of Regulatory Approvals and compliance by the parties hereto with any conditions contained therein, (A) the execution and delivery of this Agreement by FB Bancorp and First Business Bank , (B) the consummation of the transactions contemplated hereby, and (C) compliance by FB Bancorp and First Business Bank with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the Articles of Incorporation or bylaws of FB Bancorp or the Articles of Association or bylaws of First Business Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FB Bancorp, First Business Bank or any of their respective  properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of FB Bancorp or First Business Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on FB Bancorp or First Business Bank.

5.5                               Consents

Except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, compliance with any conditions contained therein, (b) the filing of the certificate of merger with the Secretary of State of the State of California, (c) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g), 14(f) and 16(a) of the Exchange

Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (d) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of FB Bancorp Common Stock pursuant to this Agreement and the Bank Holding Company Merger Agreement, and (e) Shareholder Approvals, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to FB Bancorp’s Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by FB Bancorp and First Business Bank, and (y) the completion of the transactions contemplated herein.  FB Bancorp and First Business Bank have no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

5.6                               Financing Commitments.

FB Bancorp and First Business Bank presently have or will have at Closing all funds necessary for payment of the Merger Consideration and, assuming that each of 1st Pacific Bancorp and 1st Pacific Bank is in full compliance with the covenants contained in Article VI and 1st Pacific Bank  has achieved the closing conditions contained in Article IX, to First Business Bank’s and FB Bancorp’s Knowledge, such funds will be sufficient after payment of the Merger Consideration for the Surviving Corporation to achieve a Tier 1 Capital Ratio (as defined in 12 CFR 325.2) of 8% as of the consummation of the transactions contemplated herein.

5.7                               Licenses and Permits.

Except for any licenses, certificates, franchises, rights and permits required to consummate the Bank Holding Company Formation, including but not limited to licenses, certificates, franchises, rights and permits for FB Bancorp to operate as a bank holding company for First Business Bank, FB Bancorp and First Business Bank have all material licenses, certificates, franchises, rights and permits that are necessary for the conduct of their business as presently conducted, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a Material Adverse Effect on FB Bancorp and First Business Bank taken as a whole or on the ability of FB Bancorp and First Business Bank to consummate the transactions contemplated by this Agreement.  The properties, assets, operations and businesses of FB Bancorp and First Business Bank are and have been maintained and conducted, in all material respects, in compliance with all applicable licenses, certificates, franchises, rights and permits.

5.8                               Intentionally Omitted.

5.9                               Stock Purchase

Each of FB Bancorp and First Business Bank have met with its respective Bank Regulator and have not been informed of, and have no Knowledge of, any conditions or restrictions imposed by any Governmental Entity on the Stock Purchase.  FB Bancorp and First Business Bank have no reason to believe that (i) any approvals by a Bank Regulator or other required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is required or to which a filing is required, will object to the completion and consummation of the Stock Purchase.

5.10                        FB Bancorp and First Business Bank Information Supplied

The information relating to FB Bancorp and First Business Bank supplied by FB Bancorp or First Business Bank to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.11                        Intentionally Omitted.

5.12                        Funds for Stock Purchase on Deposit with First Business Bank

Auerbach has deposited approximately fifteen million dollars ($15,000,000) with First Business Bank, which funds are intended to be used to consummate the Stock Purchase.

5.13                        Antitakeover Provisions Inapplicable; Required Vote

The affirmative vote of a majority of the outstanding shares of FB Bancorp Common Stock is required to approve this Agreement and the Merger under the CGCL and there are no provisions in the Articles of Incorporation of FB Bancorp to the contrary.  The affirmative vote of not less than two-thirds of the outstanding shares of First Business Bank Common Stock is required to approve this Agreement and the Merger under applicable law and there are no provisions in the Articles of Association of First Business Bank to the contrary.  The approval of the outstanding shares of First Business Bank Preferred Stock is not required to approve this Agreement and the Merger.

5.14                        Legal Proceedings

Except as set forth in FB Bancorp Disclosure Schedule 5.14, neither FB Bancorp nor First Business Bank is a party to any, and there are no pending or, to FB Bancorp’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims, formal or informal orders, agreements or understandings issued by a Bank Regulator or other Governmental Entity,  actions or governmental investigations or inquiries of any nature (i) against FB Bancorp or First Business Bank, (ii) to which FB Bancorp or First Business Bank’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of FB Bancorp or First Business Bank to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on FB Bancorp or First Business Bank.

5.15                        Disclaimer of Other Representations and Warranties.

Except for the express representations and warranties stated above, neither FB Bancorp  nor First Business  Bank make any other representations or warranties whatsoever, express or implied, with regard to the matters discussed herein.

ARTICLE VI
COVENANTS OF 1ST PACIFIC BANCORP

6.1                               Conduct of Business

6.1.1                     Affirmative Covenants.  During the period from the date of this Agreement to the Effective Time, except with the written consent of First Business Bank, 1st Pacific Bancorp and 1st Pacific Bank will:

(A)                               operate their respective businesses, in the usual, regular and ordinary course of business; use commercially reasonable efforts to preserve intact their business organization and assets and maintain their respective rights and franchises; and voluntarily take no action which would (i) result in 1st Pacific Bancorp or 1st Pacific Bank incurring material losses; (ii) adversely affect the ability of the parties to obtain any Regulatory Approval or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (iii) adversely affect their ability to perform their covenants and agreements under this Agreement;

(B)                               use commercially reasonable efforts to reduce Federal Home Loan Advances to a maximum of $40,000,000;

(C)                               use commercially reasonable efforts to maintain the allowance for loan loss in accordance with GAAP; and

(D)                               use commercially reasonable efforts to maintain loan classification policies and procedures in accordance with industry best practices consistent with past practice and, from and after the date of this Agreement to the Closing Date, provide FB Bancorp and First Business Bank by no later than the 15th day of each month, a written report setting forth all loans classified as “Substandard,” “Doubtful,” “Loss and “Other Loans Especially Mentioned.”

6.1.2                                     Negative Covenants.  1st Pacific Bancorp agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, set forth in 1st Pacific Bancorp Disclosure Schedule 6.1.2, or consented to by First Business Bank in writing (which consent shall not be unreasonably withheld or delayed), it will not, and it will cause 1st Pacific Bank not to:

(A)                               change or waive any provision of its Articles of Incorporation or bylaws, except as required by law, or appoint any new director to the board directors;

(B)                               change the number of authorized or issued shares of its capital stock, issue any shares of 1st Pacific Bancorp Common Stock, or 1st Pacific Bank Common Stock, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the 1st Pacific Bancorp Equity Plans, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that 1st Pacific Bancorp may (i) issue shares of 1st Pacific Bancorp Common Stock upon the valid exercise, in accordance with the information set forth in 1st Pacific Bancorp Disclosure Schedule 4.3.1, of presently outstanding 1st Pacific Bancorp Options issued under the 1st Pacific Bancorp Equity Plans and of presently outstanding Warrants and (ii) pay dividends in respect of the capital stock of 1st Pacific Bank to 1st Pacific Bancorp;

(C)                               enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business and except pursuant to the termination of employment agreements in the form attached hereto as Exhibit “G” with Richard H. Revier and James H. Burgess;

(D)                               make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(E)                                 grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on 1st Pacific Bancorp Disclosure Schedules 4.9.1 and 4.13.1, (ii) termination of employment agreements in the form attached hereto as Exhibit “G” with Richard H. Revier and James H. Burgess, and (iii) pay increases in the ordinary course of business consistent with past practice to non-officer employees. Neither 1st Pacific Bancorp nor 1st Pacific Bank shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $50,000, provided that 1st Pacific Bancorp or 1st Pacific Bank may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

(F)                                 enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice, except termination of employment agreements in the form attached hereto as Exhibit “G” with Richard H. Revier and James H. Burgess;

(G)                               merge or consolidate 1st Pacific Bancorp or 1st Pacific Bank with any other corporation; sell or lease all or any substantial portion of the assets or business of 1st Pacific Bancorp or 1st Pacific Bank; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between 1st Pacific Bancorp or 1st Pacific Bank and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any 1st Pacific Bancorp Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office; provided, however, that notwithstanding anything contained in this Section 6.1.2(G) to the contrary, 1st Pacific Bancorp and 1st Pacific Bank shall be permitted to take such actions to reduce the asset size of 1st Pacific Bank consistent with their obligations under Section 6.1.1;

(H)                               sell or otherwise dispose of the capital stock of 1st Pacific Bancorp or 1st Pacific Bank or sell or otherwise dispose of any asset of 1st Pacific Bancorp or 1st Pacific Bank other than in the ordinary course of business consistent with past practice and other than in accordance with their respective obligations under Section 6.1.1; except for transactions with the Federal Reserve System and Federal Home Loan Bank of San Francisco, subject any asset of 1st Pacific Bancorp or 1st Pacific Bank to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(I)                                    intentionally take any action which would result in any of the representations and warranties of 1st Pacific Bancorp or 1st Pacific Bank set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

(J)                                 change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating 1st Pacific Bancorp or 1st Pacific Bank;

(K)                               waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which 1st Pacific Bancorp or 1st Pacific Bank is a party, other than in the ordinary course of business, consistent with past practice;

(L)                                purchase any securities (other than Federal Reserve Bank stock as required by the Federal Reserve Bank); or purchase any securities other than securities (i) issued by a federal government agency and (ii) with a weighted average life of not more than one year;

(M)                             except for commitments issued or proposals pending prior to the date of this Agreement and which have been disclosed on the 1st Pacific Bancorp Disclosure Schedule 6.1.2(M), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in an amount in excess of $500,000 for a new customer or $1,000,000 for any existing customer. In addition, the prior approval of First Business Bank is required with respect to the following: (i) any new loan or credit facility commitment to any borrower or group of affiliated borrowers whose credit exposure with First Business Bank, 1st Pacific Bancorp and 1st Pacific Bank, in the aggregate, exceeds $2,000,000 prior thereto or as a result thereof; (ii) any new loan or credit facility commitment in any property located outside of California; and (iii) any construction loan or residential real estate loan;

(N)                               except as set forth on the 1st Pacific Bancorp Disclosure Schedule 6.1.2(N), enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(O)                              enter into (or renew) any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest; enter into (or renew) any structured financing transaction;

(P)                                except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement outside of the ordinary course of business;

(Q)                              make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies except as may be required by changes in applicable law or regulations or by a Bank Regulator;

(R)                               except for the execution of this Agreement, and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any 1st Pacific Bancorp Equity Plan;

(S)                                except as set forth in 1st Pacific Bancorp Disclosure Schedule 6.1.2(S), make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(T)                                except as set forth in 1st Pacific Bancorp Disclosure Schedule 6.1.2(T), purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(U)                                acquire a participation interest in any new loan or sell any participation interest in any loan, except for the sale of a participation interest in the maximum amount of $3,000,000 or the sale of participation interests in the aggregate maximum amount of $30,000,000 (provided that First Business Bank will be given the first opportunity to purchase any loan participation being sold) or OREO properties (other than sales of OREO which generate a net book loss of not more than $50,000 per property);

(V)                               undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by 1st Pacific Bancorp or 1st Pacific Bank of more than $25,000 annually, or containing any financial commitment extending beyond 12 months from the date hereof;

(W)                           pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than the Earn Out Lawsuit or any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $75,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(X)                               go to sale on notice of default or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property if such environmental assessment indicates the presence of a Materials of Environmental Concern;

(Y)                                purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(Z)                                borrow or otherwise enter into any agreement (including but not limited to structured borrowings or any indebtedness the maturity date of which is in excess of 12 months) to increase the indebtedness of 1st Pacific Bancorp or any of its subsidiaries except for liquidity and operational purposes;

(AA)                      issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with First Business Bank and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of First Business Bank (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers without the prior approval of First Business Bank (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(BB)                      withdraw its application to participate in the Capital Purchase Program established by the United States Treasury Department under the Troubled Assets Relief Program, pursuant to the Emergency Economic Stabilization Act of 2008; or

(CC)                      agree to do any of the foregoing.

6.2                               Current Information

6.2.1                                     During the period from the date of this Agreement to the Effective Time, 1st Pacific Bancorp will cause one or more of its representatives to confer with representatives of First Business Bank and report the general status of its ongoing operations at such times as First Business Bank may reasonably request. 1st Pacific Bancorp will promptly notify First Business Bank of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or, if known by 1st Pacific Bancorp, the threat of material litigation involving 1st Pacific Bancorp or 1st Pacific Bank. Without limiting the foregoing, senior officers of First Business Bank, 1st Pacific Bancorp and 1st Pacific Bank shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial and operational affairs of 1st Pacific Bancorp and 1st Pacific Bank, in accordance with applicable law, and 1st Pacific Bancorp and 1st Pacific Bank shall give due consideration to First Business Bank’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, First Business Bank shall under no circumstances be permitted to exercise control of 1st Pacific Bancorp or 1st Pacific Bank prior to the Effective Time.

6.2.2                                     1st Pacific Bank shall provide First Business Bank, within fifteen (15) business days of the end of each calendar month, a written list of nonperforming assets (the term

“nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring,” (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due) as of the end of such month and (iv) and impaired loans. On a monthly basis, 1st Pacific Bancorp shall provide FB Bancorp and First Business Bank with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

6.2.3                                     1st Pacific Bancorp shall promptly inform First Business Bank upon receiving written notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of 1st Pacific Bancorp or 1st Pacific Bank under any labor or employment law.

6.3                               Access to Properties and Records

6.3.1                                     Subject to Section 13.1 hereof, 1st Pacific Bancorp shall permit First Business Bank reasonable access upon reasonable notice and during normal business hours to its properties and those of 1st Pacific Bank, and shall disclose and make available to First Business Bank during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter 1st Pacific Bancorp reasonably determines should be treated as confidential) and shareholders’ meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which First Business Bank may have a reasonable interest; provided, however, that 1st Pacific Bancorp shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. 1st Pacific Bancorp shall provide and shall request its auditors to provide First Business Bank with such historical financial information regarding it (and related audit reports and consents) as First Business Bank may reasonably request. First Business Bank shall use commercially reasonable efforts to minimize any interference with 1st Pacific Bancorp’s and 1st Pacific Bank’s regular business operations during any such access to 1st Pacific Bancorp’s or 1st Pacific Bank’s property, books and records.  First Business Bank’s examination of the records of 1st Pacific Bancorp and 1st Pacific Bank pursuant hereto, shall not constitute a waiver or relinquishment on the part of First Business Bank to rely upon the representations and warranties made by 1st Pacific Bancorp and 1st Pacific Bank herein or pursuant hereto; provided, that First Business Bank shall disclose any fact or circumstance it may discover which it believes renders any representation or warranty made by 1st Pacific Bancorp and 1st Pacific Bank hereunder incorrect in any respect.

6.3.2                                     Access to Operations. Within sixty (60) days prior to the Effective Time, 1st Pacific Bancorp and 1st Pacific Bank shall afford to FB Bancorp and First Business Bank and their authorized agents and representatives, access, during normal business hours, to the operations, books, and other information relating to 1st Pacific Bancorp and 1st Pacific Bank for the sole purpose of assuring an orderly transition of operations, including the data processing conversion, in the Merger.  FB Bancorp and First Business Bank shall give reasonable notice for access to 1st Pacific Bancorp and 1st Pacific Bank, and the date and time of such access will then be mutually agreed to by FB Bancorp, First Business Bank, 1st Pacific Bancorp and 1st Pacific Bank. FB Bancorp and First Business Bank’s access shall be conducted in a manner which does not unreasonably interfere with 1st Pacific Bancorp’s and 1st Pacific Bank’s normal operations, customers and employee relations and which does not interfere with the ability of 1st Pacific Bancorp and 1st Pacific Bank to consummate the transactions contemplated by this Agreement.

6.3.3                                     Access to Employees.  Between the date hereof and the Effective Time, 1st Pacific Bancorp and 1st Pacific Bank shall give FB Bancorp and First Business Bank and their authorized representatives upon reasonable notice, reasonable access to all employees and all personnel files of current employees of 1st Pacific Bancorp and/or 1st Pacific Bank, as permitted by law, as FB Bancorp or First Business Bank may reasonably require for purposes of determining 1st Pacific Bancorp or 1st Pacific Bank employees whose employee will continue after the Effective Time and to make the other determinations regarding employee benefits pursuant to Article XII; provided, however, that in exercising the privileges provided herein, FB Bancorp and First Business Bank shall not disrupt the business of 1st Pacific Bank in its sole discretion. Nothing in this Section 6.3.3 is intended, nor shall it be construed, to confer any rights or benefits upon any persons other than FB Bancorp, First Business Bank, 1st Pacific Bancorp or 1st Pacific Bank.

6.4                               Financial and Other Statements

6.4.1                                     Promptly upon receipt thereof, 1st Pacific Bancorp will furnish to First Business Bank copies of each annual, interim or special audit of the books of 1st Pacific Bancorp and 1st Pacific Bank made by its independent auditors and copies of all internal control reports submitted to 1st Pacific Bancorp or 1st Pacific Bank by such auditors in connection with each annual, interim or special audit of the books of 1st Pacific Bancorp and 1st Pacific Bank made by such auditors.

6.4.2                                     1st Pacific Bancorp and 1st Pacific Bank will furnish to First Business Bank copies of all documents, statements and reports as it shall send to its shareholders, the FDIC, the FRB, the Department or any other regulatory authority, except as legally prohibited thereby. Within 25 days after the end of each month, 1st Pacific Bancorp and 1st Pacific Bank will deliver to First Business Bank a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

6.4.3                                     1st Pacific Bancorp and 1st Pacific Bank will advise First Business Bank promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of 1st Pacific Bancorp or 1st Pacific Bank.

6.4.4                                     With reasonable promptness, 1st Pacific Bancorp and 1st Pacific Bank will furnish to First Business Bank such additional financial data that 1st Pacific Bancorp or 1st Pacific Bank possess and as First Business Bank may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

6.5                               Maintenance of Insurance

1st Pacific Bancorp shall maintain, and cause 1st Pacific Bank to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business.  Subject to the prior written consent of FB Bancorp, 1st Pacific Bancorp and 1st Pacific Bank shall purchase the Tail Policy which provides for the Tail Coverage (as these terms are defined in Section 7.6).

6.6                               Disclosure Supplements

From time to time prior to the Effective Time, 1st Pacific Bancorp will promptly supplement or amend the 1st Pacific Bancorp Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such 1st Pacific Bancorp Disclosure Schedule or which is necessary to correct any information in such 1st Pacific Bancorp Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to such 1st Pacific Bancorp Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX; provided, however, that the contents of any supplement or amendment shall not otherwise be deemed a breach of a representation or warranty, including for purposes of Section 11.2.2(A), unless such supplement or amendment contains a fact, circumstance or event that individually, or taken together with all other facts, circumstances and events has resulted in or has had, or is reasonably expected to have or result in a Material Adverse Effect.

6.7                               Consents and Approvals of Third Parties

1st Pacific Bancorp shall use all commercially reasonable efforts to obtain, as soon as practicable, all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.  Without limiting the foregoing, in connection with the outstanding 1st Pacific Bancorp Trust Preferred Securities and related underlying Junior Subordinated Debt Securities, 1st Pacific Bancorp shall, prior to the Closing, use all commercially reasonable efforts to obtain all necessary consents and approvals of each trustee and any other person whose consent or approval shall be required in order to permit the consummation of the transactions contemplated herein, including the succession by the Surviving Corporation to the rights and obligations of 1st Pacific Bancorp under the related indentures, guarantees or other agreements or instruments.

6.8                               All Commercially Reasonable Efforts

Subject to the terms and conditions herein provided, 1st Pacific Bancorp agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

6.9                               Failure to Fulfill Conditions

In the event that 1st Pacific Bancorp determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify First Business Bank.

6.10                        No Solicitation

6.10.1                              1st Pacific Bancorp and 1st Pacific Bank shall not, and shall cause their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than First Business Bank) any information or data with respect to 1st Pacific Bancorp or 1st Pacific Bank or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which 1st Pacific Bancorp or 1st Pacific Bank is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by 1st Pacific Bancorp or 1st Pacific Bank or any Representative, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of 1st Pacific Bancorp or 1st Pacific Bank or otherwise, shall be deemed to be a breach of this Agreement by 1st Pacific Bancorp and 1st Pacific Bank. 1st Pacific Bancorp and 1st Pacific Bank shall, and shall cause each of their respective Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from First Business Bank), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving 1st Pacific Bancorp or 1st Pacific Bank; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of 1st Pacific Bancorp or 1st Pacific Bank representing, in the aggregate, fifteen percent (15%) or more of the assets of 1st Pacific Bancorp and 1st Pacific Bank on a consolidated basis, except for a sale (or sales) intended to reduce the assets size of 1st Pacific Bank to approximately $400,000,000 pursuant to Section 6.1.1(B); (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing ten percent (10%) or more of the votes attached to the outstanding securities of 1st Pacific Bancorp or 1st Pacific Bank; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning ten percent (10%) or more of any class of equity securities of 1st Pacific Bancorp or 1st Pacific Bank; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

6.10.2                              Notwithstanding Section 6.10.1, 1st Pacific Bancorp may take any of the actions described in clause (ii) of Section 6.10.1 if, but only if: (i) 1st Pacific Bancorp has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 6.10; (ii) 1st Pacific Bancorp Board determines in good faith, after consultation with, and having considered the advice of, its outside legal counsel and its independent financial advisor, that (A) such Acquisition Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal and (B) the failure to take such actions would be inconsistent with its fiduciary duties to 1st Pacific Bancorp’s shareholders under applicable law; (iii) 1st Pacific Bancorp has provided First Business Bank with at least five (5) Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to 1st Pacific Bancorp or 1st Pacific Bank or otherwise relating to an Acquisition Proposal, 1st Pacific Bancorp or 1st Pacific Bank receives from such Person a confidentiality agreement with terms no less favorable to 1st Pacific Bancorp or 1st Pacific Bank than those contained in the Confidentiality Agreement.  1st Pacific Bancorp and 1st Pacific Bank shall promptly provide to First Business Bank any non-public information regarding 1st Pacific Bancorp or 1st Pacific Bank provided to any other Person that was not previously provided to First Business Bank, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that 1st Pacific Bancorp Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor: (i) would result in a transaction that (A) involves consideration to the holders of the shares of 1st Pacific Bancorp Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to 1st Pacific Bancorp’s shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (B) is, in light of the other terms of such proposal, more favorable to 1st Pacific Bancorp’s shareholders than the Merger and the transactions contemplated by this Agreement; and (ii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

6.10.3                              1st Pacific Bancorp shall promptly (and in any event within twenty-four (24) hours) notify First Business Bank in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, 1st Pacific Bancorp or any 1st Pacific Bancorp Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) unless: (i) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement; (ii) disclosure of such materials jeopardizes the attorney-client privilege; or (iii) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree. 1st Pacific Bancorp and 1st Pacific Bank agree that they shall keep First Business Bank informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

6.10.4                              Subject to Section 6.10.5, neither the 1st Pacific Bancorp Board nor any committee thereof shall: (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to First Business Bank in connection with the transactions contemplated by this Agreement (including the Merger), the 1st Pacific Bancorp Recommendation (as defined in Section 8.2), or make any statement, filing or release, in connection with 1st Pacific Bancorp Shareholders Meeting or otherwise, inconsistent with the 1st Pacific Bancorp Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the 1st Pacific Bancorp Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause 1st Pacific Bancorp or 1st Pacific Bank to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.10.2 or (B) requiring 1st Pacific Bancorp or 1st Pacific Bank to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

6.10.5                              Notwithstanding Section 6.10.4, prior to the date of the 1st Pacific Bancorp Shareholders Meeting, the 1st Pacific Bancorp Board may approve or recommend to the shareholders of 1st Pacific Bancorp a Superior Proposal and withdraw, qualify or modify the 1st Pacific Bancorp Recommendation in connection therewith (a “1st Pacific Bancorp Subsequent Determination”) after the fourth (4th) Business Day following First Business Bank’s receipt of a notice (the “Notice of Superior Proposal”) from 1st Pacific Bancorp advising First Business Bank that the 1st Pacific Bancorp Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.10) constitutes a Superior Proposal (it being understood that 1st Pacific Bancorp shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that 1st Pacific Bancorp proposes to accept) if, but only if, (i) the 1st Pacific Bancorp Board has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties to 1st Pacific Bancorp’s shareholders under applicable law, (ii) during the four (4) Business Day Period after receipt of the Notice of Superior Proposal by First Business Bank, 1st Pacific Bancorp and the 1st Pacific Bancorp Board shall have cooperated and negotiated in good faith with First Business Bank to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable 1st Pacific Bancorp to proceed with the 1st Pacific Bancorp Recommendation without a 1st Pacific Bancorp Subsequent Determination;  provided, however, that First Business Bank shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement, and (iii) at the end of such four (4) Business Day period, after taking into account any such adjusted, modified or amended terms as may have been proposed by First Business Bank since its receipt of such Notice of Superior Proposal, 1st Pacific Bancorp Board has again in good faith made the determination (A) in clause (i) of this Section 6.10.5 and (B) that such Acquisition Proposal constitutes a Superior Proposal. Notwithstanding the foregoing, the changing, qualifying or modifying of the 1st Pacific Bancorp Recommendation or the making of a 1st Pacific Bancorp Subsequent Determination by the 1st Pacific Bancorp Board shall not change the approval of the 1st Pacific Bancorp Board for purposes of causing any Takeover Laws to be inapplicable to this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

6.10.6                              Nothing contained in this Section 6.10 shall prohibit 1st Pacific Bancorp or the 1st Pacific Bancorp Board from complying with 1st Pacific Bancorp’s obligations required under Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in the 1st Pacific Bancorp Recommendation unless 1st Pacific Bancorp Board reaffirms the 1st Pacific Bancorp Recommendation in such disclosure.

6.11                        Reserves and Merger-Related Costs

6.11.1                              1st Pacific Bancorp and 1st Pacific Bank agree to consult with First Business Bank with respect to its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves).  1st Pacific Bank and 1st Pacific Bancorp shall also consult with First Business Bank with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges as First Business Bank shall reasonably request and which are not inconsistent with GAAP, provided that no such actions need be effected until First Business Bank shall have irrevocably certified to 1st Pacific Bancorp that all conditions set forth in Article IX to the obligation of First Business Bank to consummate the transactions contemplated hereby (other than the delivery of certificates or opinions) have been satisfied or, where legally permissible, waived.

6.11.2                              Establishment of Accruals.  1st Pacific Bancorp and 1st Pacific Bank shall establish accruals for all severance benefits for Terminated Employees.  If requested by FB Bancorp or First Business Bank, on the business day immediately prior to the Effective Time, 1st Pacific Bancorp or 1st Pacific Bank shall, consistent with GAAP, establish such additional accruals and reserves as may be necessary to conform its accounting and credit loss reserve practices and methods to those of First Business Bank (as such practices and methods are to be applied to 1st Pacific Bancorp or 1st Pacific Bank from and after the Effective Time) and reflect First Business Bank’s plans with respect to the conduct of 1st Pacific Bancorp’s and 1st Pacific Bank’s business following the Merger and to provide for the costs and expenses relating to the consummation by 1st Pacific Bancorp and 1st Pacific Bank of the transactions contemplated by this Agreement.  The establishment of such accruals and reserves shall not, in and of itself, constitute a breach of any representation or warranty of 1st Pacific Bancorp or 1st Pacific Bank contained in the Agreement or constitute a Material Adverse Effect on the business (present or future), operations, or financial condition of 1st Pacific Bancorp or 1st Pacific Bank.

6.11.3                              Transaction Expenses.  Based upon the final bills or estimates of such final bills, 1st Pacific Bancorp and 1st Pacific Bank shall have paid all severance benefits under any 1st Pacific Bancorp Employment Agreements that will terminate as a result of the transactions contemplated herein, other than severance benefits required to be deferred for a period not to exceed 6 months from termination in order to comply with Section 409A of the Code, and all fees and expenses of all attorneys, accountants and investment bankers of 1st Pacific Bancorp and 1st Pacific Bank (“Advisors”) for services rendered solely in connection with the transactions contemplated by this Agreement, including the fee to Sandler O’Neil and Partners, L.P., which fee shall in no event exceed $490,000  (collectively, the “1st Pacific Bancorp Transaction Expenses”) in full prior to the Effective Time, and FB Bancorp and First Business Bank shall have received written evidence from 1st Pacific Bancorp and 1st Pacific Bank to such effect prior to the Effective Time; provided, however, that the aggregate amount of such 1st Pacific Bancorp Transaction Expenses shall not exceed $1,800,000 (inclusive of reasonable costs incurred or advanced by its Advisors) without the prior written consent of FB Bancorp after an opportunity to review all invoices, bills and estimates relating to such 1st Pacific Bancorp Transaction Expenses to determine their reasonableness.

6.12                        Board of Directors and Committee Meetings

1st Pacific Bancorp and 1st Pacific Bank shall permit a reasonable number of representatives of First Business Bank who are subject to the Confidentiality Agreement to attend any meeting of the Board of Directors of 1st Pacific Bancorp and/or 1st Pacific Bank or the Executive and Loan Committees thereof as an observer (the “Observer”), provided that neither 1st Pacific Bancorp nor 1st Pacific Bank shall be required to permit the Observer to remain present during any confidential discussion of this Agreement, and the transactions contemplated hereby, any discussion necessary to maintain attorney/client privilege, or any third party proposal to acquire control of 1st Pacific Bancorp or 1st Pacific Bank or during any other matter that the respective Board of Directors has reasonably determined to be confidential with respect to First Business Bank’s participation.

6.13                        Cooperation with Bank Holding Company Merger and Bank Merger

Subject to the terms and conditions herein provided, 1st Pacific Bancorp and 1st Pacific Bank agree to cooperate fully with FB Bancorp and First Business Bank to consummate and make effective the Bank Holding Company Merger and the Bank Merger, as contemplated herein and in the Bank Holding Company Merger Agreement and the Bank Merger Agreement, attached hereto as Exhibit “C” and Exhibit “D,” respectively.

ARTICLE VII
COVENANTS OF FB BANCORP AND FIRST BUSINESS BANK

7.1                               Conduct of Business

7.1.1                                     During the period from the date of this Agreement to the Effective Time, except with the written consent of 1st Pacific Bancorp and 1st Pacific Bank, which consent will not be unreasonably withheld, First Business Bank and FB Bancorp will use commercially reasonable efforts to preserve intact its respective business organization and assets and maintain its rights and franchises; and voluntarily take no action that would: (i) adversely affect the ability of First Business Bank or FB Bancorp to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals; (ii) adversely affect its ability to perform its covenants and agreements under this Agreement; or (iii) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

7.2                               Disclosure Supplements

From time to time prior to the Effective Time, First Business Bank will promptly supplement or amend the First Business Bank Disclosure Schedule delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such First Business Bank Disclosure Schedule or which is necessary to correct any information in such First Business Bank

Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to such First Business Bank Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.3                               Consents and Approvals of Third Parties

First Business Bank and FB Bancorp shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.4                               All Reasonable Efforts

Subject to the terms and conditions herein provided, FB Bancorp and First Business Bank agree to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including but not limited to the formation of FB Merger Sub and the consummation of the Bank Holding Company Formation and the Stock Purchase.

7.5                               Failure to Fulfill Conditions

In the event that First Business Bank or FB Bancorp determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify 1st Pacific Bancorp and 1st Pacific Bank.

7.6                               Directors and Officers Indemnification and Insurance

7.6.1                                     FB Bancorp and First Business Bank shall permit 1st Pacific Bancorp and 1st Pacific Bank purchase a policy of officers’ and directors’ liability insurance with terms comparable to the policy currently in effect which provides coverage (the “Tail Coverage”) for thirty-six (36) months from the Effective Time for claims arising from facts or events that occurred prior to the Effective Time (the “Tail Policy”); provided, however, that the total cost of the premiums for such Tail Policy shall not exceed $100,000.

7.6.2                                     For a period of three years after the Effective Time, FB Bancorp shall, and shall cause Surviving Corporation, Surviving Bank Holding Company, First Business Bank, Surviving Bank or any other entity resulting from the transactions contemplated by this Agreement and the several agreements referenced herein and appended hereto to maintain and preserve the rights to indemnification of officers and directors provided for in the Articles of Incorporation and bylaws of 1st Pacific Bancorp and 1st Pacific Bank as in effect on the date hereof with respect to indemnification for liabilities and claims arising out of acts, omissions, events, matters or circumstances occurring or existing prior to the Effective Time, including, without limitation, the Merger and the other transactions contemplated by this Agreement, to the extent such rights to indemnification are not in excess of that permitted by applicable state or federal laws or Regulatory Authorities.

7.6.3                                     The provisions of this Section 7.6 are intended to be for the benefit of, and shall be enforceable by, each director or officer of 1st Pacific Bancorp and 1st Pacific Bank and his or her heirs and representatives.

7.6.4                                     In the event that either FB Bancorp, Surviving Corporation, First Business Bank or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of First Business Bank shall assume the obligations set forth in this Section 7.6.

7.7                               Change of Control Benefits Approval

FB Bancorp, First Business Bank, 1st Pacific Bank and 1st Pacific Bancorp shall use commercially reasonable efforts to the extent not inconsistent with their fiduciary duties to obtain the approval of all required Bank Regulators for the payment of the “Change of Control Severance Benefits” (as defined in the applicable 1st Pacific Bancorp Employment Agreement) to Richard H. Revier and James H. Burgess pursuant to a termination of employment agreement in the form attached hereto as Exhibit “G” based on applications prepared and submitted by 1st Pacific Bank and/or 1st Pacific Bancorp to the applicable Bank Regulators for approval to pay such Change of Control Benefits, which applications shall have been reviewed and approved by FB Bancorp or First Business Bank prior to submission.  The provisions of this Section 7.7 are intended to be for the benefit of, and shall be enforceable by, each of Richard H. Revier and James H. Burgess and his heirs and representatives, and Messrs. Revier and Burgess shall be consulted whenever any such applications are prepared and submitted; provided, however, FB Bancorp, First Business Bank, 1st Pacific Bank and 1st Pacific Bancorp make no representation or warranty regarding Bank Regulators’ approval of any of the Change of Control Severance Benefits.

7.8                               Reasonable Regulatory Restrictions

FB Bancorp and First Business Bank shall accept all regulatory restrictions imposed on them, Surviving Corporation, Surviving Bank Holding Company and/or Surviving Bank in connection with the Stock Purchase, the Merger and the transactions contemplated by this Agreement; provided, however, FB Bancorp and/or First Business Bank shall not be obligated to consummate the Stock Purchase, the Merger and/or the transactions contemplated by this Agreement to the extent that it or they reasonably determine, in good faith, that any one or more restrictions, individually or when aggregated, as in effect or to be in effect as of the Closing, with respect to Surviving Corporation, Surviving Bank Holding Company and/or Surviving Bank would be material and adverse to the financial condition, results of operations or business of such party taken as a whole.

7.9                               Restrictions on Transfer

FB Bancorp shall not permit the transfer of any shares of FB Bancorp common stock owned by Auerbach on its books, and First Business Bank shall not permit the transfer of any shares of First Business Bank Common Stock owned by Auerbach on its books (other than to FB Bancorp), and neither FB Bancorp nor First Business Bank shall issue a new certificate representing any such shares (other than pursuant to the Bank Holding Company Formation), unless and until: (i) such transferee shall have agreed in writing to be subject to each of the terms of the Shareholder Agreement, (ii) such transferee shall be deemed to be a party thereto as if such transferee were Auerbach and such transferee’s signature appeared on the signature pages of the Shareholder Agreement, and (iii) 1st Pacific Bancorp shall have given FB Bancorp or First Business Bank, as applicable, a copy of its written consent to Auerbach permitting such transfer under Section 1.2 of the Shareholder Agreement.

ARTICLE VIII
REGULATORY AND OTHER MATTERS

8.1                               Proxy Statement-Prospectus

8.1.1                                     For the purposes of (x) registering FB Bancorp Common Stock to be offered to holders of First Business Bank Common Stock in connection with the Bank Holding Company Formation with the SEC under the Securities Act and (y) holding the 1st Pacific Bancorp Shareholders Meeting and the First Business Bank Shareholders Meeting, First Business Bank shall draft and prepare, and 1st Pacific Bancorp shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities laws, the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed to the shareholders of First Business Bank and 1st Pacific Bancorp, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). FB Bancorp shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. FB Bancorp shall use its best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and First Business Bank and 1st Pacific Bancorp shall thereafter promptly mail the Proxy Statement-Prospectus to their respective shareholders. FB Bancorp shall also use its best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and 1st Pacific Bancorp shall furnish all information concerning 1st Pacific Bancorp, 1st Pacific Bank and the holders of 1st Pacific Bancorp Common Stock as may be reasonably requested in connection with any such action.

8.1.2                                     1st Pacific Bancorp shall provide First Business Bank with any information concerning itself and 1st Pacific Bank that First Business Bank may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and First Business Bank shall notify 1st Pacific Bancorp promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to 1st Pacific Bancorp promptly copies of all correspondence between First Business Bank or any of their representatives and the SEC. First Business Bank shall give 1st Pacific Bancorp and its counsel the opportunity to review and comment on the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give 1st Pacific Bancorp and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of First Business Bank and 1st Pacific Bancorp agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of First Business Bank Common Stock entitled to vote at the First Business Bank Shareholders Meeting and to the holders of 1st Pacific Bancorp Common Stock entitled to vote at the 1st Pacific Bancorp Shareholders Meeting at the earliest practicable time.

8.1.3                                     1st Pacific Bancorp and First Business Bank shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, 1st Pacific Bancorp shall cooperate with First Business Bank in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and First Business Bank shall file an amended Merger Registration Statement with the SEC, which amended Merger Registration Statement shall be mailed to the holders of First Business Bank Common Stock entitled to vote at the First Business Bank Shareholders Meeting and to the holders of 1st Pacific Bancorp Common Stock entitled to vote at the 1st Pacific Bancorp Shareholders Meeting at the earliest practicable time.

8.2                               Shareholders Meeting

8.2.1                                     1st Pacific Bancorp will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to give notice of, convene and hold a meeting of its shareholders (the “1st Pacific Bancorp Shareholders Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in 1st Pacific Bancorp’s reasonable judgment, necessary or desirable, and (ii) subject to Section 6.10, have its Board of Directors recommend approval of this Agreement to the 1st Pacific Bancorp Shareholders (the “1st Pacific Bancorp Recommendation”).

8.2.2                                     First Business Bank and FB Bancorp will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to give notice of, convene and hold a meeting of its shareholders (the “First Business Bank Shareholders Meeting”), for the purpose of considering this Agreement, the Bank Holding Company Formation and the Merger, and for such other purposes as may be, in First Business Bank’s reasonable judgment, necessary or desirable, and (ii) have its Board of Directors recommend approval of this Agreement to the First Business Bank Shareholders.

8.3                               Regulatory Approvals

Each of First Business Bank, FB Bancorp, 1st Pacific Bancorp and 1st Pacific Bank will cooperate with the other and use all commercially reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Bank Regulators and any other third parties and governmental bodies necessary to consummate Bank Holding Company Formation, the Merger, the Bank Holding Company Merger, and the Bank Merger as contemplated by this Agreement. FB Bancorp, First Business Bank, 1st Pacific Bancorp and 1st Pacific Bank will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of 1st Pacific Bancorp or FB Bancorp to any Bank Regulatory or governmental body in connection with the Merger, and the other transactions contemplated by this Agreement. 1st Pacific Bancorp or 1st Pacific Bank shall have the right to review and approve in advance all characterizations of the information relating to 1st Pacific Bancorp or 1st Pacific Bank, which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body. FB Bancorp shall give 1st Pacific Bancorp or 1st Pacific Bank and their counsel the opportunity to review and comment on each filing prior to its being filed with a Bank Regulator and shall give 1st Pacific Bancorp and 1st Pacific Bank and their counsel the opportunity to review and comment on all amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator.

ARTICLE IX
CLOSING CONDITIONS

9.1                               Conditions to Each Party’s Obligations under this Agreement

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1                                     Intentionally omitted.

9.1.2                                     Closing of the Bank Holding Company Formation.  The Bank Holding Company Formation as contemplated herein and in the Bank Holding Company Formation Agreement shall have been consummated.

9.1.3                                     No Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.4                                     Regulatory Approvals.  All Regulatory Approvals and other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the Bank Regulators in bank merger transactions and other reasonable conditions as determined by FB Bancorp and/or First Business Bank in accordance with Section 7.8 , that would, in the good faith reasonable judgment of the Board of Directors of First Business Bank and 1st Pacific Bancorp, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of First Business Bank, FB Bancorp, 1st Pacific Bancorp or 1st Pacific Bank or materially impair the value of First Business Bank, FB Bancorp, 1st Pacific Bancorp or 1st Pacific Bank.

9.1.5                                     Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of FB Bancorp Common Stock in the Bank Holding Company Formation is subject to the blue sky laws of any state, such offer and sale shall not be subject to a stop order of any state securities commissioner.

9.2                               Conditions to the Obligations of FB Bancorp and First Business Bank under this Agreement

The obligations of FB Bancorp and First Business Bank under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.7 at or prior to the Closing Date:

9.2.1                                     Representations and Warranties. Each of the representations and warranties of 1st Pacific Bancorp and 1st Pacific Bank set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 4.1; and 1st Pacific Bancorp shall have delivered to First Business Bank a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of 1st Pacific Bancorp dated as of the Closing Date.

9.2.2                                     Agreements and Covenants. 1st Pacific Bancorp and 1st Pacific Bank shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by them at or prior to the Closing Date, and First Business Bank shall have received a certificate signed on behalf of 1st Pacific Bancorp by the Chief Executive Officer and Chief Financial Officer of 1st Pacific Bancorp to such effect dated as of the Closing Date.  For purposes of clarifying this Section 9.2.2, the failure of 1st Pacific Bancorp and/or 1st Pacific Bank to reach the goals set forth in Section 6.1.1 (B), (C), and/or (D) shall not be deemed a failure to perform or comply with the covenants therein so long as 1st Pacific Bancorp has used commercially reasonable efforts to do so.

9.2.3                                     Permits, Authorizations, Etc. FB Bancorp and First Business Bank shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Bank Holding Company Formation, the Merger, the Bank Holding Company Merger and the Bank Merger.

9.2.4                                     No Material Adverse Effect. Since May 31, 2009, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on 1st Pacific Bancorp or 1st Pacific Bank.

9.2.5                                     Resignations. FB Bancorp and First Business Bank shall have received a written resignation from each of the directors of 1st Pacific Bancorp and 1st Pacific Bank, effective as of the Closing Date.

9.2.6                                     Officers’ Certificates. 1st Pacific Bancorp and 1st Pacific Bank shall have furnished FB Bancorp and First Business Bank with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as FB Bancorp or First Business Bank may reasonably request.

9.2.7                                     Thresholds.  1st Pacific Bancorp and 1st Pacific Bank shall have achieved the following thresholds as of the last day of the month immediately preceding the Effective Time:

(A)                                               The amount of 1st Pacific Bank’s Core Deposits exceed $224,999,999.99;

(B)                                               1st Pacific Bank’s Tier 1 Capital, net of any Pre-Closing Net Lawsuit Collections, exceeds $21,499,999.99;

(C)                                               The aggregate of loans classified by 1st Pacific Bank as “Substandard,” “Doubtful,” “Loss,” “Other Loans Specially Mentioned,” “Special Mention,” and “Criticized,” or words of similar import do not exceed 220% of the sum of 1st Pacific Bank’s Tier 1 Capital and the allowance for loan and lease losses;

(D)                                               Other real estate owned, as required to be reported in the Reports of Condition and Income of 1st Pacific Bank filed with a Bank Regulator, does not exceed 1.5% of total assets of 1st Pacific Bank;

(E)                                                 The total assets of 1st Pacific Bank do not exceed $400,000,000;

(F)                                                 The aggregate of loans classified by 1st Pacific Bank as “Substandard,” “Doubtful,” and “Loss,” or words of similar import, and other real estate owned does not exceed 60% of the sum of 1st Pacific Bank’s Tier 1 Capital and the allowance for loan and lease losses; and

(G)                                               The aggregate of loans past due thirty (30) through eighty-nine (89) days and still accruing, as required to be reported in the Reports of Condition and Income of 1st Pacific Bank filed with a Bank Regulator, does not exceed 5.0% of gross loans then outstanding of 1st Pacific Bank.

In determining whether 1st Pacific Bank has achieved any of the thresholds as of the last day of the month immediately preceding the Effective Time as required by this Section 9.2.7: (i) loans shall be classified in accordance with (A) industry best practices consistent with 1st Pacific Bank’s written classification policy as in effect as of the date of this Agreement and (B) any classification downgrades mandated by any Bank Regulator or recommended by an independent third party loan review; (ii) the impact of compliance with this Agreement on the business, financial condition or results of operations of 1st Pacific Bancorp and 1st Pacific Bank, including the expenses incurred by 1st Pacific Bancorp and 1st Pacific Bank in consummating the transactions contemplated by this Agreement, shall be disregarded; and (iii) the impact of any charge or reserve taken by 1st Pacific Bancorp or 1st Pacific Bank at the request of FB Bancorp pursuant to Section 6.11 shall be disregarded.

9.3                               Conditions to the Obligations of 1st Pacific Bancorp and 1st Pacific Bank under this Agreement

The obligations of 1st Pacific Bancorp under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.7 at or prior to the Closing Date:

9.3.1                                     Representations and Warranties. Each of the representations and warranties of First Business Bank set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 5.1; and First Business Bank shall have delivered to 1st Pacific Bancorp and 1st Pacific Bank a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of First Business Bank dated as of the Closing Date.

9.3.2                                     Agreements and Covenants. First Business Bank shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Closing Date, and 1st Pacific Bancorp shall have received a certificate signed on behalf of First Business Bank by the Chief Executive Officer and Chief Financial Officer to such effect dated as of the Closing Date.

9.3.3                                     Permits, Authorizations, Etc. 1st Pacific Bancorp shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

9.3.4                                     Payment of Merger Consideration. First Business Bank shall have delivered the Merger Consideration to the Exchange Agent and the Exchange Agent shall have provided 1st Pacific Bancorp with a certificate evidencing such delivery.

9.3.5                                     Officers’ Certificate. FB Bancorp and First Business Bank shall have furnished 1st Pacific Bancorp and 1st Pacific Bank with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as 1st Pacific Bancorp or 1st Pacific Bank may reasonably request.

9.3.6                                     Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of 1st Pacific Bancorp.

9.3.7                                     Stock Purchase Consummation.  The Stock Purchase shall have been consummated.

ARTICLE X
THE CLOSING

10.1                        Time and Place

Subject to the provisions of Articles IX and XI hereof, the Closing of the Merger shall take place at the offices of Horgan, Rosen, Beckham & Coren, L.L.P., 23975 Park Sorrento, Suite 200, Calabasas, CA 91302, at 10:00 a.m., or at such other place or time as the parties hereto shall mutually agree.

10.2                        Deliveries at the Closing

At the Closing there shall be delivered to FB Bancorp, First Business Bank, 1st Pacific Bancorp and 1st Pacific Bank the opinions, certificates, and other documents and instruments required to be delivered at the Closing under Article IX hereof. At or prior to the Closing, FB Bancorp shall have delivered the Merger Consideration as set forth under Section 9.3.4 hereof.

ARTICLE XI
TERMINATION, AMENDMENT AND WAIVER

11.1                        Termination

For purposes of this Article XI, FB Bancorp and First Business Bank shall be considered one and the same “party” and 1st Pacific Bancorp and 1st Pacific Bank shall be considered one and the same “party.”  Accordingly, any reference to a “party” in this Article XI shall mean either FB Bancorp and First business Bank as one party or 1st Pacific Bancorp and 1st Pacific Bank as one party.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after Shareholder Approvals:

11.1.1                              At any time by the mutual written agreement of FB Bancorp, First Business Bank, 1st Pacific Bancorp and 1st Pacific Bank;

11.1.2                              By the Boards of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by 1st Pacific Bancorp or 1st Pacific Bank) or Section 9.3.1 (in the case of a breach of a representation or warranty by First Business Bank);

11.1.3                              By the Boards of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by 1st Pacific Bancorp) or Section 9.3.2 (in the case of a breach of covenant by First Business Bank);

11.1.4                              At the election of the Boards of Directors of either party if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by First Business Bank, 1st Pacific Bancorp and 1st Pacific Bank;

11.1.5                              Automatically and without any action on the part of any party if the shareholders 1st Pacific Bancorp shall have voted at its shareholders’ meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions;

11.1.6                              By the Boards of Directors of either party if: (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

11.1.7                              By the Boards of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 11.1.4 of this Agreement;

11.1.8                              By the Board of Directors of First Business Bank if 1st Pacific Bancorp has received a Superior Proposal, and in accordance with Section 6.10 of this Agreement, the Board of Directors of 1st Pacific Bancorp has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, or withdraws its recommendation of this Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to First Business Bank; or

11.1.9                              By the Board of Directors of 1st Pacific Bancorp if 1st Pacific Bancorp has received a Superior Proposal, and in accordance with Section 6.10 of this Agreement, the Board of Directors of 1st Pacific Bancorp has made a determination to accept such Superior Proposal.

11.2                        Effect of Termination

11.2.1                              In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 11.2, 13.1, 13.2, 13.6, 13.9, 13.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2                              If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A)                               In the event of a termination of this Agreement because of a breach of any representation, warranty, covenant or agreement contained in this Agreement by 1st Pacific Bancorp or 1st Pacific Bank, First Business Bank shall be entitled to claim from 1st Pacific Bancorp or 1st Pacific Bank liquidated damages equal to $250,000.

(B)                               Each of First Business Bank and FB Bancorp acknowledges and agrees that 1st Pacific Bancorp’s and 1st Pacific Bank’s remedies at law for a breach of any representation, warranty, covenant or agreement contained in this Agreement by First Business Bank or FB Bancorp would be inadequate and that irreparable damage would occur to 1st Pacific Bancorp and 1st Pacific Bank in the event that the provisions contained in this Agreement are not performed by First Business Bank and FB Bancorp in accordance with this Agreement’s specific terms or if they are otherwise breached.  In recognition of this fact, each of First Business Bank and FB Bancorp agrees that, in the event of such breach, in lieu of any remedies at law it may have, 1st Pacific Bancorp and 1st Pacific Bank, without posting any bond, shall be entitled exclusively to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may be available. Each of First Business Bank and FB Bancorp further acknowledges that should First Business Bank or FB Bancorp violate any of the provisions of this Agreement, it will be difficult to determine the amount of damages resulting to 1st Pacific Bancorp and 1st Pacific Bank and that in lieu of any other remedies it may have, 1st Pacific Bancorp and 1st Pacific Bank shall be entitled exclusively to temporary and permanent injunctive relief without the necessity of proving damages.

(C)                               As a condition of First Business Bank’s willingness, and in order to induce First Business Bank, to enter into this Agreement, and to reimburse First Business Bank for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, 1st Pacific Bancorp hereby agrees to pay First Business Bank, and First Business Bank shall be entitled to payment of a fee of $1,000,000, less any amount received or owed under Section 11.2.2(A) above (the “First Business Bank Fee”), within five (5) business days after written demand for payment is made by First Business Bank, following the occurrence of any of the events set forth below:

(i)                                     1st Pacific Bancorp terminates this Agreement pursuant to Section 11.1.9 or First Business Bank terminates this Agreement pursuant to Section 11.1.8; or

(ii)                                  The entering into of a definitive agreement by 1st Pacific Bancorp relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving 1st Pacific Bancorp within six months after the occurrence of any of the following: (a) the termination of the Agreement by First Business Bank pursuant to Section 11.1.2 or 11.1.3 because of a breach by 1st Pacific Bancorp; or (b) the failure of the shareholders of 1st Pacific Bancorp to approve this Agreement after the occurrence of an Acquisition Proposal.

(D)                               If demand for payment of the First Business Bank Fee is made pursuant to Section 11.2.2(C) or if First Business Bank makes a demand for payment of  liquidated damages as set forth in Section 11.2.2(A) and payment is timely made, then First Business Bank will not have any other rights or claims against 1st Pacific Bancorp or 1st Pacific Bank, and their respective officers and directors, under this Agreement, it being agreed that the acceptance of the First Business Bank Fee under Section 11.2.2(C) or the acceptance of the payment of liquidated damages under Section 11.2.2(A) will constitute the sole and exclusive remedy of First Business Bank against 1st Pacific Bancorp and 1st Pacific Bank and their respective officers and directors.

11.3                        Amendment, Extension and Waiver

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of First Business Bank and by the shareholders of 1st Pacific Bancorp), the parties hereto by action of each of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of First Business Bank and by the Shareholders of 1st Pacific Bancorp, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount, value or changes the form of consideration to be delivered to 1st Pacific Bancorp’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XII
EMPLOYEE BENEFITS

12.1                        Employee Benefits.

12.1.1                              Following the Effective Time, most employees of 1st Pacific Bancorp and 1st Pacific Bank will have the opportunity to continue their at-will employment with the Surviving Bank Holding Company and Surviving Bank if and to the extent that mutually suitable job opportunities are available with Surviving Bank Holding Company or Surviving Bank at the former offices of 1st Pacific Bancorp and 1st Pacific Bank or another office of either Surviving Bank Holding Company or Surviving Bank.  FB Bancorp will cause to be made offers of employment to such employees as soon as practicable after the execution of this Agreement; provided, however, that nothing herein contained shall be deemed to change any employee’s at-will status nor to create a contract of employment with any such employee.

12.1.2                              Notwithstanding anything to the contrary in Section 12.1.1, FB Bancorp or First Business Bank shall provide 1st Pacific Bancorp or 1st Pacific Bank with a list or lists of all 1st Pacific Bancorp or 1st Pacific Bank employees whose employment will not continue after the Effective Time (the “Terminated Employees”).  FB Bancorp or First Business Bank shall provide severance payments to each of the Terminated Employees in an amount equal to two weeks’ salary plus one week’s salary for each full year of service with 1st Pacific Bancorp or 1st Pacific Bank or partial year of service with 1st Pacific Bancorp or 1st Pacific Bank rounded to the nearest whole year of service, with 6 months or more rounded up, unless such Terminated Employee signs a release of any and all claims he or she might have against 1st Pacific Bancorp or 1st Pacific Bank arising out of his or her employment and termination, in which case FB Bancorp or First Business Bank shall provide severance payments to each such Terminated Employee in an amount equal to: (i) for non-exempt/non-officer employees, three weeks’ salary plus one week’s salary for each full year of service with 1st Pacific Bancorp or 1st Pacific Bank or partial year of service with 1st Pacific Bancorp or 1st Pacific Bank rounded to the nearest whole year of service, with 6 months or more rounded up, and two months COBRA, if desired; (ii)  for AVP/supervisory employees, four weeks’ salary plus one week’s salary for each full year of service with 1st Pacific Bancorp or 1st Pacific Bank or partial year of service with 1st Pacific Bancorp or 1st Pacific Bank rounded to the nearest whole year of service, with 6 months or more rounded up, and two months COBRA, if desired; (iii) for VP employees, five weeks’ salary plus one week’s salary for each full year of service with 1st Pacific Bancorp or 1st Pacific Bank or partial year of service with 1st Pacific Bancorp or 1st Pacific Bank rounded to the nearest whole year of service, with 6 months or more rounded up, and two months COBRA, if desired; (iv) for SVP employees, six weeks’ salary plus one week’s salary for each full year of service with 1st Pacific Bancorp or 1st Pacific Bank or partial year of service with 1st Pacific Bancorp or 1st Pacific Bank rounded to the nearest whole year of service, with 6 months or more rounded up, and two months COBRA, if desired.  Notwithstanding anything to the contrary in this Agreement, the covenants set forth in this Section 12.1.2 shall survive the Effective Time.

ARTICLE XIII
MISCELLANEOUS

13.1                        Confidentiality

Except as specifically set forth in Section 11.2.2, First Business Bank, 1st Pacific Bancorp and 1st Pacific Bank mutually agree to be bound by the terms of the confidentiality agreement dated February 12, 2009 (the “Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with its respective terms, notwithstanding the termination of this Agreement.

13.2                        Expenses

Except as specifically set forth herein, all expenses incurred by FB Bancorp, First Business Bank, 1st Pacific Bancorp and 1st Pacific Bank in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the Closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel, and accountants employed by either of the parties or their respective Affiliates, shall be borne solely and entirely by the party which has incurred the same.

13.3                        Public Announcements

First Business Bank, 1st Pacific Bancorp and 1st Pacific Bank shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as set forth immediately below, neither FB Bancorp, First Business Bank, 1st Pacific Bancorp nor 1st Pacific Bank shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto.  Notwithstanding the foregoing, 1st Pacific Bancorp may make any securities filings with respect to this Agreement to the extent 1st Pacific Bancorp reasonably believes is required by law or any securities exchange upon which its securities may be listed.

13.4                        Survival

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

13.5                        Notices

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

If to First Business Bank, to:	Mr. Nathan L. Rogge President and Chief Executive Officer 12265 El Camino Real, Suite #100 San Diego, California 92130 Phone (858) 847-4784 Fax (858) 847-4781

With required copies to:	S. Alan Rosen, Esq. Horgan, Rosen, Beckham & Coren, LLP 23975 Park Sorrento, Suite 200 Calabasas, California 91302 Phone: (818) 591-2121 Fax: (818) 591- 3838

If to 1st Pacific Bancorp or	1st Pacific Bank, to: Ronald J. Carlson President and Chief Executive Officer 9333 Genesee Avenue #300 San Diego, California Phone: (858) 875-2005 Fax: (858) 875-2016

With required copies to:	Kurt L. Kicklighter, Esq. Luce, Forward, Hamilton & Scripps, LLP 600 West Broadway, Suite 2600 San Diego, CA 92101-3372 Phone: (619) 699-2526 Fax: (858) 532-4312

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) business days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) business day after being delivered to the overnight courier.

13.6                        Parties in Interest

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except as provided in Article III and Sections 7.6 and 7.7, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

13.7                        Complete Agreement

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, referred to in Section 13.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreements referred to in Section 13.1 hereof) between the parties, both written and oral, with respect to its subject matter.

13.8                        Counterparts

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties. A facsimile or other electronic copy of a signature page shall be deemed to be an original signature page.

13.9                        Severability

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

13.10                 Governing Law; Venue

This Agreement shall be governed by the laws of California, without giving effect to its principles of conflicts of laws. The parties hereto agree that any disputes, claims, disagreements, lawsuits, actions or controversies of any type or nature whatsoever that, directly or indirectly, arise from or relate to this Agreement, including, without limitation, claims relating to the inducement, construction, performance or termination of this Agreement, shall be brought in the state superior courts located in San Diego County, California or Federal district courts located in San Diego County, California, and the parties hereto agree not to challenge the selection of that venue in any such proceeding for any reason, including, without limitation, on the grounds that such venue is an inconvenient forum.

13.11                 Intentionally omitted.

13.12                 Interpretation

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

13.13                 Specific Performance

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or California, this being in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, FB Bancorp, First Business Bank, 1st Pacific Bancorp and 1st Pacific Bank have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

FB BANCORP

By:	/s/ Nathan L. Rogge
Name:	Nathan L. Rogge
Title:	President and Chief Executive Officer

By:	/s/ Lester Machado
Name:	Lester Machado
Title:	Corporate Secretary

FIRST BUSINESS BANK

By:	/s/ Nathan L. Rogge
Name:	Nathan L. Rogge
Title:	President and Chief Executive Officer

By:	/s/ Lester Machado
Name:	Lester Machado
Title:	Corporate Secretary

1ST PACIFIC BANCORP

By:	/s/ Ronald J. Carlson
Name:	Ronald J. Carlson
Title:	President and Chief Executive Officer

By:	/s/ Robert Cange
Name:	Robert Cange
Title:	Corporate Secretary

1ST PACIFIC BANK OF CALIFORNIA

By:	/s/ Ronald J. Carlson
Name:	Ronald J. Carlson
Title:	President and Chief Executive Officer

By:	/s/ Robert Cange
Name:	Robert Cange
Title:	Corporate Secretary